[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Exhibit 10.63

EXCLUSIVE LICENSE AGREEMENT

This Exclusive License Agreement (the “Agreement”) is entered into and made effective as of the First day of December, 2015 (the “Effective Date”) by and between XOMA (US) LLC, a limited liability company organized under the laws of Delaware having offices at 2910 Seventh Street, Berkeley, California, USA (“XOMA”), and Novo Nordisk A/S, a corporation organized under the laws of the Kingdom of Denmark (“Novo Nordisk”), having an address of Novo Alle, 2880 Bagsværd, Denmark, CVR No. 24 25 67 90.  XOMA and Novo Nordisk are sometimes referred to herein individually as a “Party” and collectively as the “Parties”.

RECITALS

Whereas, XOMA has conducted research and development with respect to its XMetA antibody program, directed to the discovery, research and development of partial agonist monoclonal antibodies directed against the human insulin receptor that do not alter the dose response curve of insulin receptor signaling in response to insulin, and possesses proprietary technology, intellectual property and materials with respect thereto;

Whereas, Novo Nordisk possesses expertise in the manufacture, development and commercialization of human therapeutic products;

Whereas, Novo Nordisk desires to acquire an exclusive license to the XMetA antibody program and to research, develop and commercialize the resulting products, and XOMA is willing to grant such license and rights, all on the terms and conditions set forth herein;

Whereas, Novo Nordisk intends to [*];

Whereas, XOMA retains the right to commercialize any XMetA product developed by Novo Nordisk in orphan indications world-wide; and

Whereas, Novo Nordisk retains an option to buy XOMA’s commercialization right in orphan indications world-wide [*].

Now, Therefore, in consideration of the premises and mutual covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

Article 1

Definitions

As used in this Agreement, the following capitalized terms, whether used in the singular or plural form, shall have the meanings set forth in this Article 1.

1.1“Acquired IP” means any Patents and/or Know-How that (a) XOMA Controls immediately following an Acquisition that it did not Control immediately preceding such Acquisition, or (b) are owned or controlled by an Acquirer of XOMA immediately prior to the date of a Change of Control or thereafter other than Patents and Know-How owned or Controlled by XOMA immediately prior to the date of such Acquisition or Change of Control.

1.2“Acquisition” means a license, merger, acquisition (whether of all of the stock or of all or substantially all of the assets of an entity or any operating or business division of an entity), reorganization, consolidation, combination or similar transaction after the Effective Date by or with XOMA or any of its Affiliates that is not a Change of Control of XOMA or any of its Affiliates.

1.3“Affiliate” means, with respect to a particular Party, a person, corporation, partnership, or other entity that controls, is controlled by or is under common control with such Party.  For the purposes of this definition, the word “control” (including, with correlative meaning, the terms “controlled by” or “under the common control with”) means the actual power, either directly or indirectly through one or more intermediaries, to direct or cause the direction of the management and policies of such entity, whether by the ownership of fifty percent (50%) or more of the voting stock of such entity, or by contract or otherwise. For purposes of this definition, Novo A/S, the Novo Foundation and Novozymes A/S and their respective affiliates (other than Novo Nordisk’s subsidiaries) shall not be considered Affiliates of Novo Nordisk.

1.4“AIA Proceedings” means post-issuance patent challenges and other proceedings under the U.S. Leahy-Smith America Invents Act (“AIA”).

1.5“Antibody” means a polypeptide that is an antibody or is a part of an antibody, modified or unmodified, having at least one complementarity determining region (CDR) and which retains the ability to specifically bind antigen, and can include an antigen-binding heavy chain, light chain, heavy chain-light chain dimer, Fab fragment, F(ab')2 fragment, dAb, or an Fv fragment, including a single chain Fv (scFv).

1.6“[*]” means [*] or [*] or [*].

1.7“BLA” means a Biologics License Application filed with the FDA in the United States with respect to a Licensed Product, as defined in Title 21 of the U.S. Code of Federal Regulations, Section 601.2 et. seq., or a comparable filing for Regulatory Approval in a jurisdiction other than the United States.

1.8“Business Day” means a week-day on which banking institutions in Denmark and the U.S. are open for business.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

1.9“Calendar Quarter” means a period of three calendar months ending on 31 March, 30 June, 30 September or 31 December in any Calendar Year.

1.10“Calendar Year” shall mean a period of twelve (12) consecutive calendar months ending on December 31.

1.11“Change of Control” means, with respect to a Party, (a) completion of a merger, reorganization, amalgamation, arrangement, share exchange, consolidation, tender or exchange offer, private purchase, business combination, recapitalization or other transaction involving a Party as a result of which a Party is not the surviving entity or in which, if a Party is the surviving entity, the stockholders of such Party immediately prior to the consummation of such transaction do not, immediately after consummation of such transaction, possess a majority of the outstanding voting power and the power to elect a majority of the members of the board of directors of the ultimate company or entity resulting from such transaction immediately after consummation thereof (including a company or entity which as a result of such transaction owns the then-outstanding securities of a Party or all or substantially all of a Party's assets, either directly or through one or more subsidiaries); or (b) the sale or disposition to a Third Party of all or substantially all the assets of a Party (determined on a consolidated basis).  The entity(ies) gaining control of such Party pursuant to a transaction described in the preceding sentence are referred to herein as the “Acquirer”.

1.12“Commercialization”, with a correlative meaning for “Commercialize” and “Commercializing”, means, with respect to a Licensed Product, all activities undertaken relating to the marketing, promotion (including advertising, detailing and continuing medical education), use, offering for sale, importing for sale, exporting for sale, distribution and sale of said Licensed Product and the commercial manufacturing of said Licensed Product, and, in each case, maintaining Regulatory Approvals necessary or useful to undertake such activities.

1.13“Commercially Reasonable Efforts” means, with respect to a Party, the reasonable, diligent efforts and resources typically used [*] to perform the obligation at issue, which efforts shall not be less than those efforts [*] with respect to other products at a similar stage of development or in a similar stage of product life, with similar developmental risk profiles, of similar market and commercial potential, taking into account the competitiveness of the marketplace and the development of other product candidates (including the development of [*]), the proprietary position of the products, the regulatory structure involved, Regulatory Authority approved labeling, product profile, the profitability of the applicable products, issues of safety and efficacy, the likely timing of the product’s entry into the market, pricing and reimbursement policy in the market, the likelihood of receiving Regulatory Approval and other relevant scientific, technical and commercial factors, in each case, without regard to any amounts payable under this Agreement.

1.14“[*]” has the meaning set forth in Section [*].

1.15“Confidential Information” means, with respect to a Party, all Know-How and information of any kind Controlled by such Party that is disclosed to the other Party under this Agreement, whether in oral, written, graphic, or electronic form, whether or not marked as confidential or proprietary, or that is otherwise expressly provided to be a Party’s “Confidential

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Information” hereunder.  All Know-How disclosed pursuant to the Confidentiality Agreement between the Parties dated December 15, 2014, as amended, shall be deemed to be XOMA’s Confidential Information disclosed hereunder.

1.16“Control” other than for the purpose of Section 1.3 means, with respect to any material, Know-How or intellectual property right, that a Party whether by ownership or license, has the ability to grant to the other Party a license, or a sublicense (as applicable) to the foregoing on the terms and conditions set forth in this Agreement without violating the terms of any then-existing agreement or other arrangement with any Third Party and without misappropriating or infringing the proprietary or trade secret information of a Third Party.

1.17“Cover”, “Covering” or “Covered” means, with respect to a product, composition, technology, process or method, that, in the absence of ownership of or a license granted under a Valid Claim, the manufacture, use, offer for sale, sale or importation of such product or composition, or the practice of such technology, process or method, would infringe such Valid Claim (or, in the case of a Valid Claim that has not yet issued, would infringe such Valid Claim if it were to issue as then being prosecuted in good faith).

1.18“Covered Antibody” means an Antibody that (a) [*], and (b) [*].

1.19“[*]” means [*] and [*].

1.20“Develop” or “Development” means all activities related to development of the Licensed Antibodies and Licensed Products, including research, preclinical and other non-clinical testing, test method development and stability testing, toxicology, formulation, manufacture process development, clinical studies (including manufacturing in support thereof, but excluding any commercial manufacturing), statistical analysis and report writing, the preparation and submission of Regulatory Materials, regulatory affairs with respect to the foregoing and all other activities necessary or reasonably useful or otherwise requested or required by a Regulatory Authority as a condition or in support of obtaining or maintaining a Regulatory Approval for the Licensed Product.

1.21“EMA” means European Medicines Agency and any successor entity thereto.

1.22“[*]” means [*] and [*] and [*], including [*], but excluding [*].

1.23 “FDA” means the United States Food and Drug Administration and any successor entity thereto.

1.24“Field” means any and all uses.

1.25“First Commercial Sale” means on a Licensed Product-by-Licensed Product basis, the first sale for end use to a Third Party of a Licensed Product in a given regulatory jurisdiction after Regulatory Approval has been obtained in such jurisdiction, provided, that ”First Commercial Sale” shall not include (a) any sale by Novo Nordisk to an Affiliate or Sublicensee, or (b) sale, disposal or use of a Licensed Product for marketing, regulatory, development or charitable purposes, such as clinical trials, pre-clinical trials, compassionate use, named patient use, or indigent patient programs, in each case, without consideration.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

1.26“Governmental Authority” means any multi-national, federal, state, local, municipal, provincial or other government authority of any nature (including any governmental division, prefecture, subdivision, department, agency, bureau, branch, office, commission, council, court or other tribunal).

1.27“Indication” means any human disease, syndrome or medical condition for which Regulatory Approval has been obtained or may be sought to allow use in diagnoses, treatment, prevention or amelioration.

1.28“IND” means (a) an Investigational New Drug Application as defined in the U.S. Food, Drug & Cosmetics Act and applicable regulations promulgated thereunder by the FDA; (b) a Clinical Trial Authorization filed with EU member states; or (c) the equivalent application to the equivalent Regulatory Authority in any other regulatory jurisdiction, the filing of which is necessary to initiate or conduct clinical testing of an investigational new drug in humans in such jurisdiction.

1.29“Initiates” or “Initiation” means, with respect to a human clinical trial, the administration of the first dose of a Licensed Product or a placebo to the first patient/subject in such trial.

1.30“Know-How” means any scientific or technical information and materials of any type, in any tangible or intangible form whatsoever, that is not in the public domain or otherwise publicly known, including discoveries, improvements, modifications, processes, methods, assays, designs, protocols, formulas, data, results, inventions, algorithms, know-how and trade secrets (in each case, whether or not patentable, copyrightable or otherwise), but excluding any Patents.

1.31“Laws” means all laws, statutes, rules, regulations, ordinances, guidances and other pronouncements having the effect of law of any federal, national, multinational, state, provincial, county, city or other political subdivision, domestic or foreign.

1.32“Licensed Antibody” means [*].  “Licensed Antibody” excludes any Antibody that [*], including [*] and [*].

1.33“Licensed Know-How” means all Know-How Controlled by XOMA as of the Effective Date or during the Term that is necessary or specifically useful for the Development, use, making, having made, manufacture, offering for sale, having sold or sale, importing, exporting and/or Commercialization of Licensed Antibodies or Licensed Products, but excluding in each case all Acquired IP.

1.34“Licensed Patents” means the XMet Patents and the XOMA Background Patents.

1.35“Licensed Product” means any pharmaceutical product containing a Licensed Antibody (alone or with other therapeutically active ingredients) that is formulated for therapeutic use in human beings, in all forms, presentations, formulations, methods of administration (including, without limitation, as part of a drug-device combination) and dosage forms.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

1.36“Licensed Technology” means the Licensed Patents and the Licensed Know-How.

1.37“[*]” means [*].

1.38“Major Markets” means each of the following countries: the United States, Japan, the United Kingdom, France, Germany, Spain and Italy.

1.39“Net Sales” means, with respect to a particular time period, the total amounts invoiced by Novo Nordisk, its Affiliates and their respective sublicensees for sales of Licensed Products made during such time period to unrelated Third Parties, less the following deductions to the extent actually allowed or incurred with respect to such sales, calculated in accordance with International Financial Reporting Standards as adopted by the EU:

(a)reasonable and customary discounts, including cash and quantity discounts, charge-back payments, administrative fees incurred directly in such discounting, and rebates actually granted to trade customers and distributors, including rebates and chargebacks or retroactive price reductions made to federal, state, or local governments (or their agencies), or any Third Party payor, administrator or contractor (not being a sublicensee for the relevant Licensed Product), including  managed health organizations which arise solely in connection with sales of the Licensed Product;

(b)reasonable and customary credits or allowances actually granted for damaged, outdated, spoiled, returned or rejected Products, including, without limitation, in connection with recalls;

(c)charges included in the gross sales price for freight, insurance, transportation, postage, handling, insurance and any other charges relating to the sale, transportation, delivery or return of the Licensed Product to the extent that the charges are included in the invoice price to the buyer;

(d)amounts previously included in Net Sales of Licensed Product that are written off as uncollectible after reasonable collection efforts, in accordance with standard accounting practices of the applicable party as generally and consistently applied throughout such party’s organization; and

(e)taxes, tariffs, duties or other governmental charges (other than income taxes) levied on, absorbed or otherwise imposed on sales of the Product in the Territory, as adjusted by any refunds.

Notwithstanding the foregoing, amounts billed by Novo Nordisk, its Affiliates, or their respective sublicensees for the sale of Licensed Products among Novo Nordisk, its Affiliates or their respective sublicensees for resale shall not be included in the computation of Net Sales hereunder.  For purposes of determining Net Sales, a “sale” shall not include reasonable transfers or dispositions, at no cost, as samples or for charitable purposes, or transfers or dispositions at no cost for preclinical, clinical or regulatory purposes.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

If a Licensed Product is sold in the form of a combination product containing a Licensed Product and one or more Novo Nordisk Separate Products (a “Combination Product”), the Net Sales of such Licensed Product for the purpose of calculating royalties and sales-based milestones owed under this Agreement for sales of such Licensed Product shall be the portion of the sale of such Combination Product allocable to the Licensed Product included in such Combination Product determined as follows: first, Novo Nordisk shall determine the actual Net Sales of such Combination Product (using the above provisions) and then such amount shall be multiplied by the fraction A/(A+B), where A is the average Calendar Quarter invoice price of the Licensed Product where sold separately in the country where the Combination Product is sold, and B is the average Calendar Quarter invoice price of the Novo Nordisk Separate Product where sold separately, in such country.  If the Novo Nordisk Separate Product in such Combination Product is not sold separately in such country, Net Sales shall be calculated by multiplying actual Net Sales of such Combination Product by a fraction A/C where A is the average invoice price of such Licensed Product if sold separately in such country, and C is the average invoice price of such Combination Product in such country.  If neither such Licensed Product nor the Novo Nordisk Separate Product in such Combination Product is sold separately in such country, the adjustment to Net Sales shall be determined by the Parties in good faith, using objective benchmarking information, where available, to reasonably reflect the fair market value of the contribution of such Licensed Product in such Combination Product.

If a Licensed Product is sold in the form of a [*], the Net Sales of such Licensed Product for the purpose of calculating royalties and sales-based milestones owed under this Agreement for sales of such Licensed Product shall be [*] determined as follows: first, Novo Nordisk shall determine the actual Net Sales [*] (using the above provisions) and then such amount shall be [*].

If a Licensed Product is sold in the form of a [*], the Net Sales of such Licensed Product for the purpose of calculating royalties and sales-based milestones owed under this Agreement for sales of such Licensed Product shall be [*] determined as follows: first, Novo Nordisk shall determine the actual Net Sales [*] (using the above provisions) and then such amount shall be [*].  [*].

1.40“Novo Nordisk Know-How” means all Know-How that is generated, discovered or developed by or on behalf of Novo Nordisk or its Affiliates pursuant to this Agreement and is necessary or specifically useful for the Development, manufacture and/or Commercialization of Licensed Antibodies and Licensed Products [*].  Novo Nordisk Know-How excludes the Novo Nordisk Patents [*].

1.41“Novo Nordisk Patent” means any Patent that (a) arises in connection with Novo Nordisk’s activities under this Agreement, and (b) Covers (i) any Licensed Antibody or Licensed Product or the use, formulation, or manufacture thereof. Novo Nordisk Patent [*].

1.42“[*]” means any [*], which is either (a) [*], or (b) [*]. For clarity, (b) above shall [*], if [*].

1.43“Novo Nordisk Separate Product” means any therapeutically active ingredients or devices sold by Novo Nordisk, excluding the Licensed Antibodies and Licensed Products.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

1.44“Orphan Indications” means an Indication that satisfies the FDA or EMA criteria for an orphan or rare disease.

1.45“Patents” means (a) pending patent applications and issued patents; (b) reissues, substitutions, confirmations, registrations, validations, re-examinations, additions, continuations, continued prosecution applications, continuations-in-part, or divisions of or to any patents or patent applications; and (c) the equivalent or counterpart of any of the foregoing.

1.46 “Phase 1 Clinical Trial” means a human clinical trial with the primary objective of characterizing the safety, tolerability, metabolism and pharmacokinetics of Licensed Product or that would otherwise satisfy the requirements of 21 C.F.R. §312.21(a) or an equivalent clinical trial in a country in the Territory other than the United States.  The Licensed Product can be administered to subjects or patients as a single agent or in combination with other investigational or marketed agents and shall be deemed to have been initiated when the first patient in such study has received his or her initial dose of the Licensed Product.

1.47“Phase 2 Clinical Trial” means a human clinical trial with the primary objective of characterizing efficacy as well as generating more detailed safety, dose ranges, tolerability, and pharmacokinetics information of Licensed Product as described in 21 C.F.R. §312.21(b), or an equivalent clinical trial in a country in the Territory other than the United States, and that is prospectively designed to generate sufficient data (if successful) to commence pivotal clinical trials.  The Licensed Product can be administered to patients as a single agent or in combination with other investigational or marketed agents and shall be deemed to have been initiated when the first patient in such study has received his or her initial dose of the Licensed Product.  Any clinical study conducted under a protocol which identifies such study as a “Phase 2” or a “Phase 1/2” study shall be deemed to be a Phase 2 Clinical Trial.

1.48“Phase 3 Clinical Trial” means a human clinical trial with the primary objective of confirming with statistical significance the efficacy and safety of Licensed Product with the aim to obtain Regulatory Approval in the Indication being investigated in any country as described in 21 C.F.R. 312.21(c), or a comparable clinical study prescribed by the relevant Regulatory Authority in a country other than the United States.  The Licensed Product can be administered to patients as a single agent or in combination with other investigational or marketed agents and shall be deemed to have been initiated when the first patient in such study has received his or her initial dose of the Licensed Product.  Any clinical study conducted under a protocol which identifies such study as a “Phase 3”, “Phase 2/3” or “pivotal” study shall be deemed to be a Phase 3 Clinical Trial.

1.49“PMDA” means Japan’s Pharmaceuticals and Medical Devices Agency and any successor entity thereto.

1.50“Prosecution and Maintenance” or “Prosecute and Maintain” means, with regard to a Patent, the preparation, filing, prosecution and maintenance of such Patent, as well as re-examinations, reissues, appeals and requests for patent term adjustments, together with the initiation or defense of interferences, the initiation or defense of oppositions and other similar proceedings before a patent office with respect to the particular Patent, and any appeals therefrom, and any AIA Proceedings.  For clarification, “Prosecution and Maintenance” or

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

“Prosecute and Maintain” shall not include any enforcement actions taken with respect to a Patent.

1.51“Regulatory Approval” means, with respect to a Licensed Product in any country or jurisdiction, all approvals (including, where required, pricing and reimbursement approvals), registrations, licenses or authorizations from the relevant Regulatory Authority in a country or jurisdiction that is specific to the Licensed Product and necessary for the marketing or sale of such Licensed Product in such country or jurisdiction.

1.52“Regulatory Authority” means, in a particular country or regulatory jurisdiction, any applicable Governmental Authority involved in granting Regulatory Approval and/or, to the extent required in such country or regulatory jurisdiction, pricing or reimbursement approval of a Licensed Product in such country or regulatory jurisdiction.

1.53“Regulatory Materials” means regulatory applications, notifications, and registrations for Regulatory Approvals or other submissions made to or with a Regulatory Authority, together with all related correspondence to or from such Regulatory Authority, that are necessary or reasonably desirable in order to Develop or Commercialize a Licensed Product in a particular country, territory or possession in the Territory.  Regulatory Materials include but is not limited to INDs, and BLAs, and amendments and supplements to any of the foregoing, and applications for pricing, reimbursement and labelling approvals.

1.54“Retained Orphan Commercialization Rights” has the meaning set forth in Section 2.2.

1.55“Retained Orphan Commercialization Option” has the meaning set forth in Section 2.5.

1.56“Royalty Term” has the meaning set forth in Section 5.3(c).

1.57“Target” means human insulin receptor.

1.58“Territory” means the world.

1.59“Taxes” means taxes (other than income taxes), duties, tariffs or other governmental charges levied on the sale of Licensed Products, including, without limitation, consumption taxes.

1.60“Term” has the meaning set forth in Section 10.1.

1.61“Third Party” means any person or entity other than XOMA or Novo Nordisk or an Affiliate of either of them.

1.62“Third Party Claim” has the meaning set forth in Section 8.1.

1.63“United States” or “U.S.” means the United States of America, including its fifty (50) states and the District of Columbia.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

1.64“Valid Claim” means, on a country-by-country and Licensed Product-by-Licensed Product basis, a claim of an issued Licensed Patent or Novo Nordisk Patent or of a pending application for a Licensed Patent or Novo Nordisk Patent that, in each case, has not expired, lapsed, been refused without further possibility of appeal, revoked, cancelled or abandoned, or been dedicated to the public, disclaimed, or held unenforceable, invalid, or cancelled by a court or administrative agency of competent jurisdiction in an order or decision from which no appeal has been or can be taken, including through opposition, reexamination, reissue or disclaimer.  An unissued claim in a pending Patent application shall only be deemed a Valid Claim (a) to the extent such claim has not been pending for more than [*] after the earliest filing date from which such Valid Claim claims priority, or (b) with respect to a Licensed Product in a country that is Covered by such claim, such claim has not issued within [*] following the First Commercial Sale of such Licensed Product in such country, whichever occurs earlier, provided in each case that if such a claim ceases to be a Valid Claim by reason of the foregoing, then such claim shall again be deemed a Valid Claim in the event such claim subsequently issues within such Patent application.

1.65“[*]” means [*].

1.66“XMet Patents” means all the Patents Controlled by XOMA as of the Effective Date or during the Term Covering the [*], including the Patents listed in Exhibit B and all Patents claiming priority thereto.

1.67“XOMA Background Patents” means all Patents Controlled by XOMA as of the Effective Date or during the Term that claim the use or manufacture of any Licensed Antibody or Licensed Product or the use of any Licensed Know-How, but excluding all Acquired IP and the XMet Patents.

Article 2

License and option Grants

2.1Licenses to Novo Nordisk.

(a)Licensed Technology.  Subject to the terms of this Agreement, and during the Term, XOMA hereby grants Novo Nordisk an exclusive, royalty-bearing license, sublicenseable as set forth in  Section 2.1(b) below, under the Licensed Technology to Develop, use, make, have made, sell, offer for sale, have sold, import and otherwise Commercialize Licensed Antibodies and Licensed Products in the Field in the Territory.  Notwithstanding the foregoing, the license granted pursuant to this Section 2.1(a) specifically excludes the Retained Orphan Commercialization Rights, unless and until Novo Nordisk exercises the Retained Orphan Commercialization Option under Section 2.5(a), in which event such rights shall be included in the foregoing license.

(b)Sublicenses.  Novo Nordisk shall have the right to grant sublicenses (with the right to sublicense through multiple tiers) under the license in Section 2.1(a) provided that each such sublicense agreement is consistent with the terms and conditions of this Agreement.  Novo Nordisk shall remain directly responsible for each such sublicensee’s compliance with this

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Agreement.  Novo Nordisk shall, within thirty (30) days after granting any sublicense under Section 2.1(a) above, notify XOMA of the grant of such sublicense and provide XOMA with a redacted copy of such sublicense agreement, provided that such redacted copy shall disclose sufficient information to allow XOMA to confirm that such sublicense agreement is consistent with the terms and conditions of this Agreement.

2.2XOMA Retained Rights.  Notwithstanding the licenses granted to Novo Nordisk under Section 2.1(a):

(a)Retained Orphan Commercialization Rights.  Subject to the Retained Orphan Commercialization Option, XOMA retains the exclusive rights (but not the obligation) to Commercialize Licensed Products, itself or with or through one or more of its Affiliates and/or Third Parties, in the Orphan Indications in the Territory (the “Retained Orphan Commercialization Rights”). The Parties shall [*], including that [*] and [*].

(b)[*].  If [*] and [*], then the Retained Orphan Commercialization Rights shall [*] in Orphan Indications. For the avoidance of doubt, the Retained Orphan Commercialization Rights shall be included under the license granted in Section 2.1(a), if Novo Nordisk exercises the Retained Orphan Commercialization Option under Section 2.5(a).

(c)Other Retained Rights.  XOMA retains the right to practice the Licensed Technology in the Territory (i) to fulfill its rights and obligations under this Agreement and (ii) outside the scope of the license granted to Novo Nordisk in Section 2.1(a) above, including to develop and commercialize in the Territory any product that is not a Licensed Antibody or Licensed Product.

2.3Negative Covenant; No Implied License; Reservation of Rights.  Novo Nordisk covenants that it shall not, and it shall not permit any of its Affiliates or sublicensees to, use or practice any Licensed Technology outside the scope of the license granted to it under Section 2.1 above.  Except as expressly set forth herein, neither Party shall acquire any license or other intellectual property interest, by implication or otherwise, under any trademarks, patents or patent applications owned or Controlled by the other Party.  Each Party reserves all rights in its Patents, Know-How, trademarks and other intellectual property except as expressly granted under this Agreement.

2.4[*].  [*] hereby covenants that it and its Affiliates [*] shall [*], shall [*] and shall [*] for (a) [*] or (b) [*], in each case [*] or [*] in accordance with [*].  “[*]” means [*], and [*].

2.5Option Grant to Novo Nordisk.

(a) Retained Orphan Commercialization Option.

(i)XOMA hereby grants Novo Nordisk an exclusive option to expand the exclusive license granted in Section 2.1(a) to include the Retained Orphan Commercialization Rights (the “Retained Orphan Commercialization Option”).

(ii)Novo Nordisk may exercise the Retained Orphan Commercialization Option at any time prior to [*] days following the date where [*], by

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

providing XOMA written notice that Novo Nordisk is exercising the Retained Orphan Commercialization Option. Novo Nordisk shall provide XOMA with written notice that [*] within [*] Business Days thereof.   Within [*] Business Days from providing its written notice that it is exercising the Retained Orphan Commercialization Option, Novo Nordisk shall pay to XOMA a one-time, non-refundable fee of [*]) (the “Retained Orphan Commercialization Option Fee”).  For clarity, the Retained Orphan Commercialization Option shall not be deemed to have been exercised until XOMA has received the Retained Orphan Commercialization Option Fee.  Upon Novo Nordisk providing the written option exercise notice to XOMA within such [*] days period and paying the Retained Orphan Commercialization Option Fee as set forth above, XOMA’s Retained Orphan Commercialization Rights shall terminate.

(iii)If Novo Nordisk [*] and does not within [*] days of [*] exercise the Retained Orphan Commercialization Option as described in subsection (ii) above or fails to make the Retained Orphan Commercialization Option Fee as set forth above, then the Retained Orphan Commercialization Option shall expire unexercised.  If the Retained Orphan Commercialization Option expires unexercised, then XOMA shall keep the Retained Orphan Commercialization Rights under Section 2.2.

2.6Rights in Bankruptcy.  All rights and licenses granted under or pursuant to any section of this Agreement, including the licenses granted under this Article 2, are and will otherwise be deemed to be for purposes of Section 365(n) of the United States Bankruptcy Code (Title 11, U.S. Code), as amended (the “Bankruptcy Code”), licenses of rights to “intellectual property” as defined in Section 101(35A) of the Bankruptcy Code.  Each Party will retain and may fully exercise all of its respective rights and elections under the Bankruptcy Code.  Each Party agrees that the other Party, as licensee of such rights under this Agreement, will retain and may fully exercise all of its rights and elections under the Bankruptcy Code or any other provisions of applicable Law outside the United States that provide similar protection for intellectual property. The Parties further agree that, in the event of the commencement of a bankruptcy proceeding by or against a Party under the U.S. Bankruptcy Code (the “Party subject to such proceeding”), the other Party (the “non-subject Party”) shall be entitled to a complete duplicate of (or complete access to, as appropriate) any such intellectual property and all embodiments of such intellectual property, shall be promptly delivered to the non-subject Party (i) upon any such commencement of a bankruptcy proceeding upon the non-subject Party’s written request therefor, unless the Party subject to such proceeding (x) elects to and does continue to perform all of its obligations under this Agreement, or (y) rejects this Agreement and the non-subject Party elects to treat this Agreement as terminated, or (ii) if not delivered under clause (i) above, following the rejection of this Agreement by or on behalf of the Party subject to such proceeding upon written request therefor and the election by the non-subject Party to retain its rights under this Agreement.

Article 3

Development and commercialization

3.1General.  Novo Nordisk shall be responsible at its own expense for the Development and Commercialization of Licensed Antibodies and Licensed Products in the Field, including obtaining Regulatory Approvals therefor.  Novo Nordisk shall use Commercially

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Reasonable Efforts to: (a) Develop (i) at least [*] or (ii) at least [*]; and (b) Commercialize a Licensed Product [*] where Regulatory Approvals are obtained.

Notwithstanding the above, Novo Nordisk shall [*] or [*]. Further, the obligation to [*] or [*] shall [*] if [*] and [*].

3.2Technology Transfer.

(a)Promptly following the Effective Date, the Parties shall agree on a plan to transfer to Novo Nordisk the Licensed Know-How (including the [*] as described in Exhibit A) and such other Licensed Know-How as Novo Nordisk may reasonably request.  XOMA shall provide Novo Nordisk with reasonable assistance to enable Novo Nordisk to implement the Licensed Know-How for sixty (60) days following the Effective Date.

(b)Novo Nordisk shall bear all costs of the activities conducted under this Section 3.2 approved by Novo Nordisk in writing in a pre-agreed budget.

3.3Development Plan; Reporting.  Novo Nordisk shall provide XOMA with an initial [*] development plan for the Licensed Antibodies and Licensed Products within sixty (60) days of the Effective Date.  Novo Nordisk shall provide XOMA with written reports [*] relating to the activities of Novo Nordisk, its Affiliates and sublicensees with respect to the Development of Licensed Antibodies and Licensed Products in the Field in the Territory, both as to activities conducted during the prior reporting period and planned activities, on a Licensed Antibody-by-Licensed Antibody, Licensed Product-by-Licensed Product and Indication-by-Indication basis, in sufficient depth to enable XOMA to reasonably assess Novo Nordisk’s compliance with Section 3.1.  Novo Nordisk shall present such report to XOMA in conjunction with a meeting (either in person or by videoconference, as the Parties may agree) with XOMA and Novo Nordisk’s personnel responsible for the conduct of such Development, which personnel shall include at least [*].  Such updates shall occur [*] per year until such time as [*], and [*] thereafter.

3.4Subcontractors.  Novo Nordisk shall have the right to engage subcontractors for the performance of its Development and Commercialization obligations, and shall cause the subcontractor(s) engaged by it to be bound by written obligations of confidentiality and where reasonably possible invention assignment consistent with those contained herein.  Novo Nordisk shall remain at all times directly responsible for the performance of such subcontractor(s).

3.5Records.  Novo Nordisk shall maintain complete, current and accurate records of all work conducted by it in connection with the Development of the Licensed Antibodies and Licensed Products in the Field, and all data and other information as required by applicable Laws resulting from such work.  Such records shall fully and properly reflect all work done and results achieved in the performance of the Development activities in good scientific and clinical manner appropriate for regulatory purposes.

3.6Manufacturing.  Novo Nordisk shall be solely responsible at its expense for the manufacture of Licensed Antibodies and Licensed Products for use in the Field in the Territory, both for Development and Commercial purposes. If Novo Nordisk does not exercise the Retained Orphan Commercialization Option, the Parties shall in good faith negotiate reasonable

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

terms for Novo Nordisk’s supply of Licensed Products to XOMA in order for XOMA to be able to exploit the Retained Orphan Commercialization Rights.

3.7Trademarks.  Novo Nordisk shall have the right to brand the Licensed Products using Novo Nordisk-related trademarks and any other trademarks and trade names it determines appropriate for the Licensed Products, which may vary by country or within a country (“Product Marks”).  Novo Nordisk shall own all rights in the Product Marks and register and maintain the Product Marks in the countries and regions it determines reasonably necessary.  If the Retained Orphan Commercialization Option expires unexercised, then XOMA shall have the right to brand the Licensed Products Commercialized for Orphan Indications using XOMA-related trademarks and any other trademarks and trade names it determines appropriate for such Licensed Products, which may vary by country or within a country (“XOMA Product Marks”).  XOMA shall own all rights in the XOMA Product Marks and register and maintain the XOMA Product Marks in the countries and regions it determines reasonably necessary.

3.8[*].  It is not the Parties’ intent that [*].  However, in the event that [*], [*] shall promptly, and no later than ten (10) Business Days following such [*] or, in any event as promptly as reasonably practicable, notify [*] so that [*]. Failure of [*] to notify [*] in writing of such [*] shall not [*], provided that, [*].

Article 4

Regulatory Matters; COMPLIANCE

4.1Regulatory Responsibilities.

(a)Novo Nordisk shall own all Regulatory Materials and Regulatory Approvals for the Licensed Antibodies and Licensed Products in the Field in the Territory.  Novo Nordisk shall be solely responsible for preparing such Regulatory Materials at its sole expense.  XOMA shall assist Novo Nordisk in connection with the preparation and filing of such Regulatory Materials, at Novo Nordisk’s reasonable request and expense.

4.2Adverse Events.  At all times during which both Parties are Commercializing Licensed Products in their respective fields, in light of the fact that Licensed Antibodies and Licensed Products developed by Novo Nordisk have the same mechanism of action, each Party shall provide the other Party, on an annual basis and more frequently as reasonably requested by the other Party, a summary report of Adverse Events (as defined below), as well as those Serious Adverse Events that are attributable to the use of the Licensed Antibodies and Licensed Products.   As used herein, unless defined differently by the FDA, “Adverse Event” means any side effect, injury, toxicity or sensitivity reaction, or any unexpected incident, and the severity thereof, whether or not determined to be attributable to any Product, and “Serious Adverse Event” means an Adverse Event which results in death, is immediately life-threatening, results in persistent and significant disability/incapacity or requires in-patient hospitalization or prolongation of existing hospitalization, or is an overdose.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Article 5

Financial provisions

5.1Upfront License Fee.  Novo Nordisk shall pay to XOMA a one-time, non-refundable and non-creditable upfront license fee of Five Million Dollars (US$5,000,000). XOMA shall invoice Novo Nordisk for the upfront license fee according to Novo Nordisk invoicing template attached hereto as Exhibit C.  Novo Nordisk shall pay such upfront licensee fee within ten (10) Business Days of its receipt of XOMA’s invoice.

5.2Milestone Payments.  Novo Nordisk shall make the following non-refundable and non-creditable milestone payments to XOMA within [*] days after the first achievement of each milestone event for the first Licensed Product in the Territory as set forth in this Section 5.2 by Novo Nordisk, its Affiliates or sublicensees. Novo Nordisk shall notify XOMA in writing within [*] Business Days following the achievement of each milestone event.  XOMA shall invoice Novo Nordisk for the milestone payments according to Novo Nordisk invoicing template attached hereto as Exhibit C.

(a)Development and Regulatory Milestones.

Milestone Event	Milestone Payment
(i)[*]	[*]
(ii)[*]	[*]
(iii)[*]	[*]
(iv)[*]	[*]
(v)[*]	[*]
(vi)[*]	[*]
(vii)[*]	[*]
(viii)[*]	[*]
(ix)[*]	[*]
(x)[*]	[*]
TOTAL Development & Regulatory Milestones	[*]

Each milestone payment by Novo Nordisk to XOMA under this Section 5.2(a) shall be payable [*].  The total amount of milestone payments made under this Section 5.2(a) and during the Term shall not exceed [*].

For clarity:

(1)If a particular milestone event for the Initiation of a clinical trial is achieved, then all prior milestone events for the Initiation of a clinical trial shall be deemed achieved upon

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

achievement of such milestone event, to the extent not previously achieved and paid.  For clarity, “prior” refers to the relative order in the table above, e.g., milestone event (ii) being “prior” to milestone event (iii).  Upon the achievement of any of milestone events (v), (vii) or (ix), all of milestone events (i) through (iv) shall be deemed achieved upon achievement of such milestone event, to the extent not previously achieved and paid.

(2)  Milestone payment (vi) shall be deemed to be achieved if, at the time milestone (v) is achieved, [*].  Milestone payment (viii) shall be deemed to be achieved if, at the time milestone (vii) is achieved, [*].  Milestone payment (x) shall be deemed to be achieved if, at the time milestone (ix) is achieved, [*].

(b)Sales Milestones.

Novo Nordisk shall pay XOMA the following one-time milestone payments within [*] days only once after the first time each Licensed Product achieves the corresponding milestone event for annual world-wide Net Sales. XOMA shall invoice Novo Nordisk for the sales milestone payments according to Novo Nordisk invoicing template attached hereto as Exhibit C.

Milestone Event	Milestone Payment
(i)First time Annual Net Sales in Calendar Year for such Licensed Product equals or exceeds [*]	[*]
(ii)First time Annual Net Sales in Calendar Year for such Licensed Product equals or exceeds [*]	[*]
(iii)First time Annual Net Sales in Calendar Year for such Licensed Product equals or exceeds [*]	[*]
(iv)First time Annual Net Sales in Calendar Year for such Licensed Product equals or exceeds [*]	[*]

5.3Royalties to XOMA.

(a)Royalty Rates. Novo Nordisk shall pay to XOMA a running royalty at the following tiered royalty rates on the Calendar Year Net Sales on a Licensed Product-by-Licensed Product basis in all countries of the Territory during the Royalty Term. XOMA shall invoice Novo Nordisk for the royalties according to Novo Nordisk invoicing template attached hereto as Exhibit C.

Annual Net Sales of a Licensed Product in the Territory for a Particular Calendar Year	Royalty Rate
Net Sales less than or equal to [*]	[*]
Net Sales greater than [*] and less than or equal to [*]	[*]
Net Sales greater than [*]	[*]

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

For clarity, the royalty rate shall apply to each applicable Net Sales tier in a Calendar Year. Thus, for example, if Net Sales for a Licensed Product are [*], the royalty will be calculated as follows: [*].

(b)Royalty Rates in the Orphan Indications in the US.  If Novo Nordisk exercises the Retained Orphan Commercialization Option, Novo Nordisk shall pay to XOMA a running royalty of [*] for all Licensed Products sold within Orphan Indications in the Territory [*]. The royalty shall be paid on the Calendar Year Net Sales on a Licensed Product-by-Licensed Product basis during the Royalty Term. XOMA shall invoice Novo Nordisk for the royalties according to Novo Nordisk invoicing template attached hereto as Exhibit C.

(c)Royalty Term.  Royalties shall commence upon the First Commercial Sale of a Licensed Product in a country and shall expire on a country-by-country and Licensed Product-by-Licensed Product basis on the later of (i) ten (10) years after the First Commercial Sale of such Licensed Product in such country, or (ii) the expiration or determination of unenforceability or invalidation (from which no appeal can be taken) of the last Valid Claim of a Licensed Patent or Novo Nordisk Patent Covering the particular Licensed Product in such country (with respect to each country, the “Royalty Term”).

(d)Royalty Reductions.

(i)If, on a country-by-country and Licensed Product-by-Licensed Product basis, [*] such Licensed Product in such country, then the royalty rate on Net Sales of such Licensed Product in such country shall be [*].

(ii)If, on a country-by-country and Licensed Product-by-Licensed Product basis, [*] or [*] (A) [*] or (B) [*], in each case that is [*] or [*], then [*] royalties otherwise payable to XOMA for Net Sales of such Licensed Product in such country [*].

(iii)If, on a country-by-country and Licensed Product-by-Licensed Product basis, [*] or [*], that [*] in connection with [*] or [*] and/or [*] under this Agreement, then [*] royalties otherwise payable to XOMA for Net Sales of such Licensed Product in such country [*].

(iv)In no event will the royalties payable to XOMA in any Calendar Quarter on Net Sales of any particular Licensed Product in a country be reduced by more than [*].

(e)Royalty Payments and Reports. Post any Regulatory Approval of a Licensed Product and within [*] days after the end of each Calendar Quarter during which Licensed Products have been sold, Novo Nordisk shall deliver to XOMA a report containing the following information for the prior Calendar Quarter on a Licensed Product-by-Licensed Product and country-by-country basis: (i) a calculation of Net Sales of each Licensed Product that is sold by Novo Nordisk,  its Affiliates and  sublicensees (which shall include per country gross sales, consolidated deductions and resulting Net Sales); and (ii) a calculation of payments due to XOMA with respect to the foregoing.  Concurrent with these reports, Novo Nordisk shall remit to XOMA any payment due for the applicable Calendar Quarter.  If no royalties are due to

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

XOMA for such reporting period, the report shall so state.  The method of payment shall be by check or wire transfer to an address or account specified in writing by XOMA.

5.4Foreign Exchange.  The rate of exchange to be used in computing the amount of currency equivalent in U.S. Dollars of Net Sales invoiced in other currencies shall be made at the average of the exchange rates used in Novo Nordisk’s systems, which are audited and available on the Danish central bank’s web page (www.nationalbanken.dk).

5.5Payment Method; Late Payments.  All payments due to XOMA hereunder shall be made in U.S. Dollars by wire transfer of immediately available funds into an account designated by XOMA.  If XOMA does not receive payment of any sum due to it on or before the due date, simple interest shall thereafter accrue on the sum due to XOMA until the date of payment at the lower of (a) the per annum rate of [*] over the then-current 30-day LIBOR rate reported in the Wall Street Journal, Eastern Edition, or (b) the maximum rate allowable by applicable Laws.

5.6Records; Audits.  Novo Nordisk will maintain complete and accurate records in sufficient detail to permit XOMA to confirm the accuracy of the calculation of royalty payments under this Agreement.  Upon reasonable prior notice (which shall be no less than thirty (30) days), such records shall be available during regular business hours, and under obligations of confidence secured through a confidentiality agreement on reasonable and customary terms between the auditor and Novo Nordisk, for a period of three (3) years from the end of the Calendar Year to which they pertain for examination at the expense of XOMA, and not more often than once each Calendar Year, by an independent internationally recognized certified public accountant selected by XOMA and reasonably acceptable to Novo Nordisk, for the sole purpose of verifying the accuracy of the financial reports furnished by Novo Nordisk pursuant to this Agreement within the three (3) Calendar Year period preceding the date of the request for audit.  While inspecting such accounts and records, the auditor must abide by all of Novo Nordisk’s standard rules and regulations that are provided to such auditor and the auditor will not be allowed to take any copies of such accounts and records. Such auditor shall not disclose Novo Nordisk’s Confidential Information.  Any undisputed amounts shown to be owed but unpaid shall be paid within [*] days from the accountant’s report, plus interest (as set forth in Section 5.5) from the original due date.  XOMA shall bear the full cost of such audit unless such audit discloses an underpayment by Novo Nordisk of more than [*] of the amount due for the entire period being audited, in which case Novo Nordisk shall bear the full cost of such audit. [*]

5.7Taxes.

(a)Except as otherwise provided in this Section 5.7, each Party shall be responsible for any tax obligations of its own due to this Agreement, including but not limited to income tax and capital gains tax, and neither Party shall have any obligation towards the other Party in the event that the other Party fails to fully comply with its tax obligations.

(b)All transfer, VAT, GST, documentary, sales, use, stamp, registration and other such taxes, and any conveyance fees, recording charges and other fees and charges (including any penalties and interest) incurred in connection with consummation of the transactions contemplated hereby, if any, shall be borne and paid by Novo Nordisk.  Novo

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Nordisk shall prepare and timely file all tax returns required under Danish law to be filed in respect of any such taxes.  The Parties shall reasonably cooperate in accordance with applicable Laws to minimize any such transfer taxes payable in connection with this Agreement.  Novo Nordisk represents that, as of the Effective Date, it is required to file tax returns only in Denmark and not in any other jurisdiction.  If, due to its activities in connection with this Agreement, Novo Nordisk is required by any applicable Laws to file tax returns in any jurisdiction other than Denmark, then Novo Nordisk shall comply with such Laws.

(c)Subject to subsection (d) below, if any taxes are required to be withheld by Novo Nordisk, Novo Nordisk will: (i) deduct such taxes from the payment made to XOMA; (ii) timely pay the taxes to the proper taxing authority; (iii) promptly send proof of payment to XOMA; and (iv) reasonably assist XOMA in its efforts to obtain a credit for such tax payment.  Each Party agrees to reasonably assist the other Party in lawfully claiming exemptions from and/or minimizing such deductions or withholdings under double taxation laws or similar circumstances.

(d)Notwithstanding anything to the contrary in this Agreement, if Novo Nordisk assigns or transfers some or all of its rights and obligations to any person or entity and if, as a result of such action, the withholding or deduction of tax required by applicable Law with respect to payments under this Agreement is increased, then any amount payable under this Agreement shall be increased to take into account such withheld taxes as may be necessary so that, after making all required withholdings (including withholdings on the withheld amounts), XOMA receives an amount equal to the sum it would have received had no such increased withholding been made.

Article 6

Intellectual Property

6.1Ownership.

(a)Inventorship.  Inventorship of all inventions made, generated or discovered in connection with this Agreement shall be determined in accordance with U.S. patent laws.

(b)Sole Inventions.  Each Party shall own all inventions made, generated or discovered solely by its and its Affiliates’ employees, agents or independent contractors in the course of conducting its activities under this Agreement, together with all intellectual property rights therein (“Sole Inventions”).

(c)Disclosure of Patents.  Each Party shall disclose to the other Party all Patent applications filed by or on behalf of such Party Covering Sole Inventions in connection with each semi-annual Patent Committee meeting.

6.2Prosecution and Maintenance of Patents. Subject to subsections (a) and (b) below, decision making and costs associated with Prosecution and Maintenance of XOMA Background Patents shall be the sole responsibility of XOMA and decision making and costs

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

associated with Prosecution and Maintenance of Novo Nordisk Patents shall be the sole responsibility of Novo Nordisk.

(a)[*] Patents.

(i)The Parties acknowledge that [*] Patents that exist as of the Effective Date [*], and that [*].  The Parties further acknowledge that it is their intent, where reasonably practicable, to [*], and/or [*] or [*] without [*].

(ii)To coordinate the efficient Prosecution and Maintenance of the [*] Patents in accordance with the foregoing principles, the Parties shall establish a “Patent Committee” composed of one senior patent counsel representing each Party to oversee the Prosecution and Maintenance of the [*] Patents (as defined below) pursuant to this Section 6.2.  The Patent Committee shall meet by telephone or videoconference at least twice per year, and more frequently as its members may agree.  The first meeting of the Patent Committee shall be held within 90 days of the Effective Date.

(iii)The Parties shall engage outside patent counsel, reasonably acceptable to each Party, to conduct the Prosecution and Maintenance of the [*] Patents (including those [*] Patents).  Decision-making and costs with respect to the Prosecution and Maintenance of such Patents shall be handled as follows:  Subject to subsection (c) below, as between the Parties, [*] shall have the first right (but not the obligation) to Prosecute and Maintain the [*] Patents (including the [*] Patents) using such outside counsel.  [*] shall keep [*] informed as to material developments with respect to the Prosecution and Maintenance of such Patents, including by timely providing copies of all substantive office actions or any other substantive documents that [*] receives from or submits to any patent office, including notice of all interferences, reissues, re-examinations, AIA Proceedings or oppositions, providing [*] a reasonable opportunity to review and comment on all substantive filings and communications with any patent agency regarding any such Patent, and giving good faith consideration to [*] comments with respect thereto.  The Parties shall share [*] the costs of Prosecution and Maintenance of [*] Patents pursuant to this subsection (iii).  The costs for Prosecution of [*] Patents shall be split [*] between XOMA and Novo Nordisk.  The costs for Maintenance of [*] Patents shall be [*].

(b)[*] Patents.

(i)Subject to subsection (c) below, as between the Parties, [*] shall have the first right (but not the obligation) to Prosecute and Maintain the [*] Patents.  [*] shall keep [*] informed as to material developments with respect to the Prosecution and Maintenance of the [*] Patents [*] in connection with [*], as determined in accordance with subsection (ii) below (such [*] Patents, the “[*] Patents”), including by providing copies of all substantive office actions or any other substantive documents that such Party receives from or submits to any patent office, including notice of all interferences, reissues, re-examinations, AIA Proceedings, or oppositions.

(ii)The Patent Committee shall determine from time to time which [*] Patents should be designated as [*] Patents and which [*] Patents should be considered [*]

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Patents.  The Patent Committee shall meet within ninety (90) days of the Effective Date to make the initial determination as to which [*] Patents shall be designated as [*] Patents and which [*] Patents should be considered [*] Patents and to determine the timing and process for making, reviewing and updating the designation of [*] Patents and [*] Patents going forward.

(iii)The Parties shall share [*] the costs of Prosecution and Maintenance of [*] Patents pursuant to this subsection (b).  [*] the costs of Prosecution and Maintenance of the [*] Patents other than the [*] Patents pursuant to this subsection (b).  Notwithstanding the foregoing, [*] with respect to one or more issued Patents or Patent applications (either on a country-by-country basis or world-wide) that are within [*] Patents.  In such event, such Patents or Patent applications (and any Patents claiming priority thereto) shall be [*] and [*] and shall [*].

(c)Abandonment.  If, during the Term, [*] in exercising its rights pursuant to subsection (a) or (b) above with respect to Prosecution and Maintenance of [*] Patent in any country, decides not to file such Patent, intends to allow such Patent to lapse or become abandoned without having first filed a substitute Patent, or no longer intends to pay the costs associated with Prosecution and Maintenance of such Patent (“Abandonment”), [*] shall notify in writing and consult with [*] regarding such decision or intention at least sixty (60) days prior to the date upon which the subject matter of such Patent shall become unpatentable or such Patent shall lapse or become abandoned, and [*] shall thereupon have the right (but not the obligation) to assume the Prosecution and Maintenance thereof at its own expense with counsel (including in-house counsel) of its own choice. For clarity, [*] shall not be obligated to inform [*] under this subsection (c) and [*] shall not have the rights set forth in this subsection (c) with respect to the Abandonment of any [*] Patent.

(d)Assistance.  Each Party shall provide the other Party all reasonable assistance and cooperation in the Patent Prosecution and Maintenance efforts provided for in this Section 6.2 (a) and (b), including providing any necessary powers of attorney and executing any other required documents or instruments for such Prosecution and Maintenance.

6.3Defense of Claims Brought by Third Parties.

(a)If a Party becomes aware of, or as of the Effective Date is aware of, any claim that the Development or Commercialization of a Licensed Antibody or Licensed Product in or for the Territory infringes or misappropriates the intellectual property rights of any Third Party, such Party shall promptly notify the other Party.  In any such instance, the Parties shall as soon as practicable thereafter discuss in good faith regarding the best response to such notice, subject to Article 8.

(b)[*] shall have the sole right (but not the obligation) to defend such claim as relates to [*] at [*] cost and expense, subject to subsection (c) below.  [*] shall keep [*] reasonably informed of the progress of any such defense, and [*] shall have the right to participate with counsel of its own choice at its own expense.

(c)If [*], then [*] shall have the sole right (but not the obligation) to defend any such claim as relates [*], at [*] cost and expense.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

6.4Enforcement.  Each Party shall promptly notify the other Party in writing if it reasonably believes that any XOMA Patent or Novo Nordisk Patent is being infringed by a Third Party with respect to the manufacture, sale, offer for sale, use or importation in the Territory (collectively, “Infringing Activities”).  [*] shall have the sole right, but not the obligation, to enforce the [*] Patents with respect to Infringing Activities, or to defend any declaratory judgment action with respect thereto. [*] shall have the first right, but not the obligation, to enforce the [*] Patents with respect to Infringing Activities, or to defend any declaratory judgment action with respect to the [*] Patents; provided that if [*] does not take action to enforce the [*] Patents within [*] of becoming aware of such infringement and such [*] Patent is not a Patent that [*] where [*], [*] shall have the right to enforce the [*] for Infringing Activities relating to the [*], unless [*].  [*] shall have the sole right, but not the obligation, to enforce (i) the [*] Patents with respect to Infringing Activities solely relating to the [*], if the [*], or (ii) the [*] Patents with respect to Infringing Activities, and in each case defend any declaratory judgment action against such Patents.  The Party initiating or defending any such action under this Section 6.4 (the “Enforcing Party”) shall keep the other Party reasonably informed of the progress of any such action, and such other Party shall have the right to participate with counsel of its own choice at its own expense.  In any event, the other Party shall reasonably cooperate with the Enforcing Party, including providing information and materials, at the Enforcing Party’s request and expense, and joining as a plaintiff to such action to the extent necessary for standing.

6.5Recovery.  Any recovery received as a result of any action under Section 6.3 or 6.4 shall be used first to reimburse the Parties for the costs and expenses (including reasonable attorneys’ and professional fees) incurred in connection with such action (and not previously reimbursed).  [*] any remaining recoveries, provided that any such remaining portion of recoveries [*] (including punitive or special damages included in such recoveries) shall be [*].

6.6 Patent Term Extension.  [*] shall advise [*] in writing within five (5) Business Days of receipt or knowledge by [*] of any communications from any Regulatory Authority that may be reasonably considered pertinent to an extension of the term of a Patent [*] (including patent term restoration under the U.S. Patent Statutes (35 U.S.C. §§1-376) and supplementary protection certificates in the member states of the European Union or European Economic Area, or Switzerland) (collectively “Extensions”). [*] shall have the right [*] to seek an extension of the term of any patent within [*] Patent that was [*] and [*].  Any patent term extension application relating to [*] Patent shall be prepared, filed and prosecuted by [*]. [*] shall inform [*] in writing of its election of which patent [*] will apply for patent term restoration on  in a given country [*] at least thirty (30) days prior to applying for such restoration in that country.  [*] may request that [*] apply for an Extension of a Licensed Patent, and if consented to by [*] such consent not to be unreasonably withheld, the Parties will work jointly to obtain such extension at [*] cost and expense.

6.6XMet Patents; Obligation to update Exhibit B.  XOMA shall be obliged to update Exhibit B [*] with the first update being at [*] from the Effective Date of this Agreement.

Article 7

Representations And Warranties AND COVENANTS

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

7.1Mutual Representations and Warranties.  Each Party hereby represents, warrants, and covenants (as applicable) to the other Party as follows:

(a)Corporate Existence and Power.  It is a company or corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction in which it is incorporated, and has full corporate power and authority and the legal right to own and operate its property and assets and to carry on its business as it is now being conducted and as contemplated in this Agreement, including, without limitation, the right to grant the licenses granted by it hereunder.

(b)Authority and Binding Agreement.  As of the Effective Date, (i) it has the corporate power and authority and the legal right to enter into this Agreement and perform its obligations hereunder; (ii) it has taken all necessary corporate action on its part required to authorize the execution and delivery of the Agreement and the performance of its obligations hereunder; and (iii) the Agreement has been duly executed and delivered on behalf of such Party, and constitutes a legal, valid, and binding obligation of such Party that is enforceable against it in accordance with its terms.

(c)No Conflict.  It is not a party to any agreement that would materially prevent it from granting the rights granted to the other Party under this Agreement or performing its obligations under the Agreement, and neither the execution or delivery of this Agreement nor the performance of any of the obligations that arise on its part out of this Agreement conflicts with, or will result in any breach of, any material contractual obligation with a Third Party.

7.2Additional Representations and Warranties of XOMA.  XOMA represents and warrants to Novo Nordisk that, as of the Effective Date [*]:

(a)XOMA has not made any grant of any rights under the XMet Patents or the XOMA Background Patents, or made any grant of any rights under the Licensed Know-How, that would conflict with the rights granted to Novo Nordisk under this Agreement, which grant is currently in effect or that may come into effect following the Effective Date, other than limited non-exclusive, non-commercial licenses granted under XOMA’s intellectual property generally in connection with certain academic research collaborations and service agreements solely to permit the conduct of such research or services;

(b)XOMA has the rights under the Licensed Technology to grant the licenses to Novo Nordisk pursuant to this Agreement;

(c)XOMA has full legal or beneficial title and ownership to the XMet Patents and XOMA Background Patents, and Control of the Licensed Know-How, and the Licensed Technology is not subject to any restrictions, liens or encumbrances that would limit the rights granted to Novo Nordisk under this Agreement;

(d)no Third Party is infringing any of the Licensed Patents;

(e)it has not received any written notice from any Third Party asserting or alleging that any Development of any Licensed Antibodies by XOMA prior to the Effective Date infringed or misappropriated the intellectual property rights of such Third Party;

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

(f)there have been no inventorship or ownership challenges with respect to any of the Licensed Patents; and

(g)there are no actual, pending, alleged or threatened adverse actions, suits, administrative proceedings, claims, re-examinations, oppositions, interferences or formal governmental investigations involving the Licensed Antibodies and/or the Licensed Technology by or against XOMA or any of its Affiliates in or before any court, Governmental Authority or Regulatory Authority; and

(h)[*].

7.3Disclaimer.  Novo Nordisk understands that the Licensed Antibodies and Licensed Products are the subject of ongoing clinical research and development and that XOMA cannot assure the safety or efficacy of the Licensed Antibodies or Licensed Products.

7.4Covenants.

(a)Mutual Covenants.  Each Party hereby covenants that (i) its and its Affiliates’, sublicensees’ and representatives’ performance in connection with this Agreement shall comply with all applicable Laws, and (ii) it will not employ or engage any Person who has been debarred by any Regulatory Authority, or, to such Party’s knowledge, is the subject of debarment proceedings by a Regulatory Authority.

(b)XOMA Covenants.

(i)XOMA covenants to [*].

(ii)XOMA covenants to not subject the Licensed Technology to any restrictions, liens or encumbrances during the Term that would limit the rights granted to Novo Nordisk under this Agreement.

(iii)XOMA covenants to not terminate or amend any agreements with Third Parties during the Term in a way that would limit the rights granted to Novo Nordisk under this Agreement, except with Novo Nordisk’s prior written consent, which consent shall not be unreasonably withheld.

7.5No Other Representations or Warranties.  EXCEPT AS EXPRESSLY STATED IN THIS ARTICLE 7, NO REPRESENTATIONS OR WARRANTIES WHATSOEVER, WHETHER EXPRESS OR IMPLIED, INCLUDING, WITHOUT LIMITATION, WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT, OR NON-MISAPPROPRIATION OF THIRD PARTY INTELLECTUAL PROPERTY RIGHTS, IS MADE OR GIVEN BY OR ON BEHALF OF A PARTY.  ALL REPRESENTATIONS AND WARRANTIES, WHETHER ARISING BY OPERATION OF LAW OR OTHERWISE, ARE HEREBY EXPRESSLY EXCLUDED.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Article 8

Indemnification

8.1Indemnification by XOMA.  XOMA hereby agrees to defend, hold harmless and indemnify Novo Nordisk and its Affiliates, and their respective agents, directors, officers and employees (the “Novo Nordisk Indemnitees”) from and against any and all damages, liabilities, expenses and/or losses, including without limitation reasonable legal expenses and attorneys’ fees (collectively, “Losses”) in each case resulting from Third Party suits, claims, actions and demands (each, a “Third Party Claim”) arising directly or indirectly out of (a) the Development, manufacture or Commercialization of the Licensed Antibody or Licensed Products in accordance with the Retained Orphan Commercialization Rights by XOMA, its Affiliates or its licensees (other than Novo Nordisk or its successors-in-interest), including any product liability, personal injury, property damage or other damage resulting therefrom; (b) a breach of any of XOMA’s obligations under this Agreement, including without limitation XOMA’s representations and warranties set forth in Article 7, or (c) the negligence or willful misconduct of any XOMA Indemnitee (as defined below).  XOMA’s obligation to indemnify the Novo Nordisk Indemnitees pursuant to this Section 8.1 shall not apply to the extent that Novo Nordisk is required to indemnify XOMA pursuant to Section 8.2.

8.2Indemnification by Novo.  Novo Nordisk hereby agrees to defend, hold harmless and indemnify XOMA and its Affiliates, and their respective agents, directors, officers and employees (the “XOMA Indemnitees”) from and against any and all Losses resulting from Third Party Claims arising directly or indirectly out of (a) the Development, manufacture or Commercialization of any Licensed Antibody or Licensed Product by Novo Nordisk, its Affiliates or its sublicensees, including any product liability, personal injury, property damage or other damage resulting therefrom; (b)  a breach of any of Novo Nordisk’s obligations under this Agreement, including without limitation Novo Nordisk’s representations and warranties set forth in Article 7, or (c) the negligence or willful misconduct of any Novo Nordisk Indemnitee.  Novo Nordisk’s obligation to indemnify the XOMA Indemnitees pursuant to this Section 8.2 shall not apply to the extent that XOMA is required to indemnify Novo Nordisk pursuant to Section 8.1.

8.3Procedure.  In the event of any such claim against any Novo Nordisk Indemnitee or XOMA Indemnitee, the indemnified Party shall provide the indemnifying Party with prompt notice of the claim giving rise to the indemnification obligation pursuant to this Article 8 and the exclusive ability to defend (with the reasonable cooperation of the indemnified Party) or settle any such claim at its sole expense; provided, however, that the indemnifying Party shall not enter into any settlement for damages other than monetary damages without the indemnified Party’s written consent, such consent not to be unreasonably withheld. The indemnified Party shall have the right to participate, at its own expense and with counsel of its choice, in the defense of any claim or suit that has been assumed by the indemnifying Party. If the Parties cannot agree as to the application of Sections 8.1 and 8.2 to any particular Third Party Claim, the Parties may conduct separate defenses of such Third Party Claim.  Each Party reserves the right to claim indemnity from the other in accordance with Sections 8.1 and 8.2 above upon resolution of the underlying claim, notwithstanding the provisions of this Section 8.3 requiring the indemnified Party to tender to the indemnifying Party the exclusive ability to defend such claim or suit.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

8.4Limitation of Liability.  NEITHER PARTY SHALL BE LIABLE TO THE OTHER FOR ANY SPECIAL, INCIDENTAL, PUNITIVE, OR INDIRECT DAMAGES OR LOSS OF PROFITS ARISING FROM OR RELATING TO ANY BREACH OF THIS AGREEMENT, REGARDLESS OF ANY NOTICE OF THE POSSIBILITY OF SUCH DAMAGES.  NOTWITHSTANDING THE FOREGOING, NOTHING IN THIS SECTION 8.4 IS INTENDED TO OR SHALL LIMIT OR RESTRICT THE INDEMNIFICATION RIGHTS OR OBLIGATIONS OF ANY PARTY UNDER SECTION 8.1 OR 8.2, OR DAMAGES AVAILABLE FOR A PARTY’S BREACH OF CONFIDENTIALITY OBLIGATIONS IN ARTICLE 9.

8.5Insurance. Each Party shall procure and maintain insurance, including product liability insurance, adequate to cover its obligations hereunder and which are consistent with normal business practices of prudent companies similarly situated at all times during which any Licensed Product is being clinically tested in human subjects or commercially distributed or sold by such Party.  It is understood that such insurance shall not be construed to create a limit of either Party’s liability with respect to its indemnification obligations under this Article 8.  Each Party shall provide the other Party with written evidence of such insurance upon request.  Each Party shall provide the other Party with written notice at least thirty (30) days prior to the cancellation, non‑renewal or material change in such insurance or self‑insurance which materially adversely affects the rights of the other Party hereunder.

Article 9

Confidentiality

9.1Confidentiality.  Except to the extent expressly authorized by this Agreement or otherwise agreed in writing by the Parties, each Party agrees that, for the Term and for a period of [*] after any termination or expiration of this Agreement, it shall keep in confidence with the same degree of care with which receiving Party holds its own confidential information, but in any event, no less than reasonable care, and shall not publish or otherwise disclose to any Third Party and shall not use for any purpose other than as provided for in this Agreement (which includes the exercise of any rights or the performance of any obligations hereunder) any Confidential Information of the other Party pursuant to this Agreement. The terms of this Agreement shall be considered Confidential Information of both Parties. The foregoing confidentiality and non-use obligations shall not apply to any portion of the Confidential Information that the receiving Party can demonstrate by competent written proof:

(a)was already known to the receiving Party or its Affiliate at the time of disclosure by the other Party, other than under an obligation of confidentiality, directly or indirectly (through multiple tiers), to XOMA or a XOMA Affiliate;

(b)was generally available to the public or otherwise part of the public domain at the time of its disclosure to the receiving Party;

(c)became generally available to the public or otherwise part of the public domain after its disclosure and other than through any act or omission of the receiving Party or its Affiliate in breach of this Agreement;

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

(d)is subsequently disclosed to the receiving Party or its Affiliate by a Third Party who has a legal right to make such disclosure; or

(e)is subsequently independently discovered or developed by the receiving Party or its Affiliate without the aid, application, or use of the disclosing Party’s Confidential Information, as evidenced by a contemporaneous writing.

9.2Authorized Disclosure.

(a)Notwithstanding the obligations set forth in Section 9.1, a Party may disclose the other Party’s Confidential Information to the extent:

(i)Such disclosure is reasonably necessary to such Party’s directors, attorneys, independent accountants or financial advisors for the sole purpose of enabling such directors, attorneys, independent accountants or financial advisors to provide advice to the receiving Party in connection with its performance under this Agreement, provided that in each such case such directors, attorneys, independent accountants and financial advisors are bound by confidentiality and non-use obligations consistent with those contained in this Agreement;

(ii)Such disclosure is required by a valid order of a court or government agency, provided that in such event such Party shall promptly inform the other Party in writing of such required disclosure and provide the other Party with an opportunity to challenge or limit the disclosure obligations, subject to Section 9.4; or

(iii)Such disclosure is required by applicable Laws or good clinical practices for patient safety.

(b)Further, [*], a Party may [*] disclose the other Party’s Confidential Information (i) to actual or potential investors, sublicensees, acquirers and or merger partners solely for the purpose of evaluating an actual or potential investment, (sub)license, acquisition or merger; provided that in each such case such actual or potential investors, (sub)licensees, acquirers or merger parties are bound by confidentiality and non-use obligations consistent with those contained in the Agreement; (ii) if such disclosure is reasonably necessary for the filing or prosecuting Patent rights as contemplated by this Agreement; or (iii) if such disclosure is reasonably necessary for prosecuting or defending litigation as contemplated by this Agreement [*].

(c)Notwithstanding subsection (b)(i) above, the receiving Party shall be allowed to disclose [*] the following Confidential Information to actual or potential investors, sublicensees, acquirers and or merger partners that are bound by confidentiality and non-use obligations consistent with those contained in the Agreement without the prior written consent of the disclosing Party:

(i)[*].

(ii)[*].

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

9.3Publication.

(a)Novo Nordisk may make scientific or technical publications or presentations relating to any Licensed Antibody or Licensed Product.  Novo Nordisk shall provide such proposed publication and presentations to XOMA at least forty (40) days prior to submission.  XOMA shall have the right within thirty (30) days from receipt of the proposed publication or presentation to provide comments and to require modifications of the proposed publication or presentation for the following reasons: (A) to protect its Confidential Information, and/or (B) to delay such submission for an additional ninety (90) days as may be reasonably necessary to seek patent protection for the information disclosed in such proposed submission.

(b)XOMA shall not make any scientific or technical publication or presentation relating to any Licensed Antibody or Licensed Product, other than solely relating to the Retained Orphan Commercialization Rights, if the Retained Orphan Commercialization Option has expired unexercised.  XOMA shall provide such proposed publication and presentations to Novo Nordisk at least forty (40) days prior to submission.  Novo Nordisk shall have the right within thirty (30) days from receipt of the proposed publication or presentation to provide comments and to require modifications of the proposed publication or presentation for the following reasons: (A) to protect its Confidential Information, and/or (B) to delay such submission for an additional ninety (90) days as may be reasonably necessary to seek patent protection for the information disclosed in such proposed submission.

9.4Publicity; Filing of Agreement; Use of Names.

(a)Subject to the rest of this Section 9.4, and except as may be required by applicable Law, no disclosure of the terms of this Agreement may be made by either Party or its Affiliates, and no Party shall use the name, trademark, trade name or logo of the other Party, its Affiliates or their respective employee(s) in any publicity, promotion, news release or disclosure relating to this Agreement or its subject matter, without the prior express written permission of the other Party, which permission shall not be unreasonably withheld or delayed.

(b)In the event a Party is required by any Securities Agency (as defined below) or stock exchange rules or regulations to publicly disclose any information provided by the other Party or to disclose the terms of this Agreement, such Party will give the other Party at least five (5) Business Days’ prior written notice where reasonably practicable, will provide to such other Party a copy of the required disclosure, will, if requested by such other Party, to the extent permitted by applicable law, request confidential treatment of any financial and other materials terms of this Agreement not previously disclosed under this Section, and will consider in good faith any other comments of such other Party on such public disclosure. Notwithstanding the foregoing, each Party may list the other Party as a collaboration partner on its website and other media, and may use such other Party’s name  in connection therewith in accordance with such usage and display guidelines as such other Party provides.  “Securities Agency” means the U.S. Securities and Exchange Commission and any successor agency thereto, and any foreign equivalent.

(c)During the Term, each Party shall have the right to issue a press release or make a public announcement concerning the achievement of any event that in accordance with

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

applicable Laws would be considered a material event for the Licensed Products under this Agreement, such as announcing the commencement and completion of clinical studies for the Licensed Products in countries of the Territory, the filing and obtaining of Regulatory Approvals for the Licensed Products in countries of the Territory, and the First Commercial Sale of the Licensed Products in countries of the Territory, by providing the other Party with reasonable advance written notice of the content thereof.  Such other Party shall have the right to review and comment on such proposed press release or announcement and the Party seeking such disclosure shall take into consideration and incorporate when appropriate the comment from the other Party.

(d)Notwithstanding the foregoing, the Parties have agreed on language of a press release announcing the Agreement, attached hereto as Exhibit E, to be issued promptly after the execution of the Agreement by both Parties.

(e)The Parties agree that after a disclosure pursuant to this Section 9.4 has been reviewed and approved by the other Party, the disclosing Party may make subsequent public disclosures or issue a press release disclosing the same content without having to obtain the other Party’s prior consent and approval.

9.5Confidential Treatment.  Confidential Information that is disclosed to a court, government agency, securities or stock exchange shall remain otherwise subject to the confidentiality and non-use provisions of this Article 9, and the Party disclosing Confidential Information pursuant to Applicable Laws or court order shall take all steps reasonably necessary, including seeking of confidential treatment or a protective order to ensure the continued confidential treatment of such Confidential Information.

9.6Equitable Relief.  Each Party and its Affiliates acknowledges that a breach of this Article 9 may reasonably or adequately be compensated in damages in an action at law and that such a breach may cause the other Party irreparable injury and damage and may be considered a material breach per section 10.3.  By reason thereof, each Party and its Affiliates agree that the other Party may be entitled, in addition to any other remedies it may have under this Agreement or otherwise, to preliminary and permanent injunctive and other equitable relief to prevent or curtail any breach of the obligations relating to Confidential Information set forth herein by the other Party.

Article 10

Term And Termination

10.1Term.  This Agreement shall become effective on the Effective Date and, unless earlier terminated pursuant to this Article 10, shall remain in effect, on a Licensed Product-by-Licensed Product basis and on a country-by-country basis, until expiration of the Royalty Term for such Licensed Product in such country (the “Term”). Upon expiration of the Term, the licenses granted to Novo Nordisk under Section 2.1 will convert to perpetual, fully paid-up, non-royalty-bearing licenses with respect to such Licensed Product in such country.

10.2Termination for Convenience.  Novo Nordisk may terminate this Agreement for its convenience upon ninety (90) days prior written notice.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

10.3Termination for Material Breach.

(a) Notice.  If either Party believes that the other is in material breach of this Agreement, then the Party holding such belief (the “Non-Breaching Party”) may deliver written notice of such material breach to the other Party (the “Notified Party”).  The Notified Party shall have [*] days from receipt of such written notice to cure non-payment breaches and [*] days to cure any other breach, and for breaches other than non-payment, if cure of such material breach cannot reasonably be effected within such [*] day period, to deliver to the Non-Breaching Party a plan reasonably calculated to cure such material breach within a timeframe that is reasonably prompt in light of the circumstances then prevailing but in no event longer than an additional [*] days.  Following delivery of such a plan, the Notified Party shall diligently carry out the plan and cure the material breach within the timeframe set forth in the plan.

(b)Failure to Cure.  If the Notified Party fails to cure a material breach of this Agreement as provided for and within the time period set forth in Section 10.3(a), then the Non-Breaching Party may terminate this Agreement upon written notice to the Notified Party.

(c)Disputes.  If a Party gives notice of termination under this Section 10.3 and the other Party disputes whether such termination is proper under this Section 10.3, then the issue of whether this Agreement may properly be terminated upon expiration of the notice period (unless such material breach is cured as provided in Section 10.3(a)) shall be resolved in accordance with Article 11.  If as a result of such dispute resolution process it is determined that the notice of termination was proper, then such termination shall be deemed to have been effective [*] days following the date of the notice of termination (or such other time period applicable pursuant to Section 10.3(a)).  If as a result of such dispute resolution process it is determined that the notice of termination was improper, then no termination shall have occurred and this Agreement shall remain in effect.

10.4Termination for Patent Challenge. Except to the extent the following is unenforceable under the laws of a particular jurisdiction, XOMA may terminate this Agreement in its entirety upon written notice to Novo Nordisk, if Novo Nordisk or any of its Affiliates or sublicensees (directly or indirectly, individually or in association with any other person or entity) challenges the validity, enforceability or scope of any Licensed Patent Controlled by XOMA or its Affiliates anywhere in the world.  Such termination become effective on the date specified in the applicable termination notice.

10.5Effects of Termination of the Agreement. Upon the early termination of this Agreement, the following shall apply (in addition to any other rights and obligations otherwise under this Agreement with respect to such termination):

(a)Novo Nordisk Termination for XOMA’s Material Breach.  If Novo Nordisk terminates this Agreement for XOMA’s material breach in accordance with Section 10.3, then [*].

(b)All Other Terminations.  Except for a termination by Novo Nordisk for XOMA’s material breach in accordance with Section 10.3, upon any termination of this

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Agreement, the following provisions shall apply, and shall be conducted by Novo Nordisk [*] except where expressly stated otherwise:

(i)License Termination; Cessation of Development and Commercialization by Novo Nordisk.  All rights and licenses granted to Novo Nordisk under this Agreement shall terminate and be of no further force and effect. Novo Nordisk shall cease its Development (except as set forth in subsection (iv) below) and Commercialization of all Licensed Antibodies and Licensed Products throughout the Territory.

(ii)  Return of Confidential Information and Materials.  Each Party shall promptly return to the other Party all Know-How, data, materials and other Confidential Information made available by the other Party under this Agreement, except to the extent such items are subject to a continuing license hereunder.

(iii)Licenses.  Effective upon the effective date of such termination:

(1)Novo Nordisk shall grant, and shall be deemed to have granted, to XOMA an exclusive, sublicenseable (through multiple tiers of sublicensees), worldwide, perpetual license under the Novo Nordisk Product IP (as defined below) solely to Develop, import, use, make, have made, offer for sale and sell, effective upon termination of this Agreement, Licensed Antibodies and Licensed Products for any and all uses. If [*] terminates this Agreement [*], the exclusive license to XOMA shall be [*].  Such [*] of a Licensed Product in a country and [*], or [*]. If, [*], there is [*], then [*] shall be [*].  In addition, [*] any Licensed Product [*] or [*].

(2)“Novo Nordisk Product IP” means (A) all Novo Nordisk Patents that contain an issued or pending claim that Covers the use, sale or manufacture of any Licensed Antibody or Licensed Product, (B) all Novo Nordisk Know-How made, generated or discovered in connection with work performed under this Agreement that, in each case, [*] and [*], provided however, that Novo Nordisk Product IP shall not include (i) [*] or (ii) any Patent or Know-How [*] if (a) [*] Patents or Know-How, (b) [*] such Patent or Know-How [*], or (c) [*] in connection with the license granted pursuant to subsection (1) above if such Patent or Know-How were to be included in such license. For clarity, an issued or pending Novo Nordisk Patent that Covers the use, sale or manufacture of any Licensed Antibody or Licensed Product, or any Novo Nordisk Know-How that [*], shall not be considered to be “Novo Nordisk Product IP”, to the extent the Novo Nordisk Patent or Novo Nordisk Know-How contains any intellectual property rights included in (i) or (ii) above.

(iv)Clinical Development Activities.  With respect to any clinical Development activities of Novo Nordisk directed to the Licensed Antibodies and Licensed Products that are in progress at the time of notice of termination, at XOMA’s request prior to the effective date of termination, Novo Nordisk shall to the extent not prohibited by applicable Law or any Regulatory Authority, [*] any then on-going clinical trials of Licensed Antibodies and Licensed Products, [*], and transfer to XOMA any other such clinical Development activities, including responsibility for payment of all fees, costs and expenses associated with such clinical Development activities, and forward all reports and underlying data from such activities to XOMA which are reasonably necessary to enable such clinical Development activities to be

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

transferred to XOMA without interruption.  Novo Nordisk may [*] from the materials  transferred pursuant to this subsection (iv), provided that, to the extent [*] is reasonably necessary for the orderly and efficient transfer, completion, wind-down or closeout of such clinical Development activities, Novo Nordisk shall work reasonably with XOMA and its designees to support such transfer, completion, wind-down or closeout in a manner that will [*].

(v)Regulatory Filings.  To the extent permitted by applicable Laws, and within two (2) months of XOMA’s request, Novo Nordisk will assign to XOMA all Regulatory Approvals and Regulatory Materials submitted and Controlled by Novo Nordisk for the Licensed Antibodies and Licensed Products.  If Novo Nordisk is restricted under applicable Laws from transferring ownership of any of the foregoing items to XOMA (including in order to continue to conduct any transition activities as contemplated in this Section 10.5, including the conduct of clinical Development activities, if applicable, pursuant to subsection (iv) above), Novo Nordisk shall grant XOMA (or its designee) an exclusive right of reference or use to such item.  Novo Nordisk shall, at XOMA's request, take actions reasonably necessary to effect such transfer or grant of right of reference or use to XOMA, including by making such filings as may be required with Regulatory Authorities and other governmental authorities in the Territory that may be necessary to record such assignment or effect such transfer.  All such Regulatory Approvals and Regulatory Materials shall be deemed to be XOMA’s Confidential Information as of the effective date of such termination and the exceptions in Sections 9.1(a) and (e) shall not apply to Novo Nordisk with respect to such Regulatory Approvals and Regulatory Materials.  To the extent permitted by applicable Laws, Novo Nordisk may [*] from the materials transferred pursuant to this subsection (v), provided that, to the extent such [*] is reasonably necessary for the orderly and efficient continuation of the activities covered by such Regulatory Approvals and Regulatory Materials, Novo Nordisk shall work reasonably with XOMA and its designees to [*] in a manner that will [*].

(vi)Data.  Within six (6) months of the effective date of such termination, Novo Nordisk shall transfer and assign to XOMA, at no cost to XOMA, all necessary and relevant data from preclinical, non-clinical and clinical studies conducted by or on behalf of Novo Nordisk, its Affiliates or sublicensees relating to any Licensed Antibodies or Licensed Products and all pharmacovigilance data (including all adverse event databases) relating to any Licensed Antibodies or Licensed Products, provided however, that such data shall not include any [*].  All such data shall be deemed to be XOMA’s Confidential Information as of the effective date of such termination and the exceptions in Sections 9.1(a) and (e) shall not apply to Novo Nordisk with respect thereto.  At XOMA’s request, Novo Nordisk shall provide XOMA with reasonable assistance with any inquiries and correspondence with Regulatory Authorities relating to any Licensed Antibody or Licensed Product for a period of [*] after such termination, and [*].

(vii)Transition Assistance.  Novo Nordisk shall provide the following transitional assistance, at its own cost (except with respect to subsection (4) below).

(1)Upon request by XOMA, Novo Nordisk shall provide XOMA with the name and contact information of each Third Party that Novo Nordisk has a license agreement, collaboration agreement and/or vendor agreement with that specifically and solely relates to any Licensed Antibody or Licensed Product, or the Development, manufacture

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

and commercialization thereof, provided that Novo Nordisk has the right to disclose such information (or, if Novo Nordisk does not have such right, Novo Nordisk shall use commercially reasonable efforts to promptly obtain the other party’s consent to so disclose such information).  Novo Nordisk shall provide a written authorization to such Third Party, which authorization XOMA shall have the right to review and comment upon (and Novo Nordisk shall reasonably consider such comments), to allow such Third Party to share confidentially with XOMA all information and materials that specifically relate to any Licensed Antibody or Licensed Product, [*].

(2)Novo Nordisk shall, at XOMA’s request, transfer (including when available, in electronic format) all relevant and necessary Know-How conceived under this Agreement relating to any Licensed Antibodies or Licensed Products, including the Development, use or manufacture thereof, to XOMA or its designee, including without limitation: study protocols, study results, analytical methodologies, CMC Information (including bulk and final product manufacturing processes, batch records, vendor information and validation documentation), analyses, in each case to the extent such materials pertain to any Licensed Antibodies or Licensed Products, and shall provide XOMA reasonable technical assistance in connection therewith. All such Know-How that relates specifically and solely to any Licensed Antibodies or Licensed Products shall be deemed to be XOMA’s Confidential Information as of the effective date of such termination and the exceptions in Sections 9.1(a) and (e) shall not apply to Novo Nordisk with respect to such Know-How.  Notwithstanding the above, [*].

(3)Novo Nordisk shall at the request of XOMA transfer to XOMA or its designee inventory of Licensed Antibodies and Licensed Products (including research materials, final product, bulk drug substance, intermediates, work-in-process, formulation materials, reference standards, drug product clinical reserve samples, packaged retention samples, and the like) then in the possession of Novo Nordisk or its Affiliates or sublicensees, provided however, that [*]. Unless the Agreement is terminated for material breach by Novo Nordisk under Section 10.3, [*]. The Parties will agree on the procedures by which to transfer [*] any stability studies to XOMA or its designee in a manner that minimizes the disruption of such studies.  Novo Nordisk shall be permitted for a period of [*] following the effective date of termination to sell its existing stocks of finished and in-process Licensed Products, provided that Novo Nordisk pays to XOMA all royalty payments due on the sales of such Licensed Products in accordance with Sections 5.3 through 5.6 with respect thereto.

(viii)If at the time of termination, Novo Nordisk or its Affiliates are manufacturing a particular Licensed Product, then, at XOMA’s request, Novo Nordisk shall: (A) continue to manufacture and supply XOMA with such Licensed Product at Novo Nordisk’s manufacturing costs [*] for a period of [*] after such termination; (B) assign or transfer to XOMA any manufacturing agreement between Novo Nordisk and a Third Party contract manufacturer with respect to such Licensed Product, if Novo Nordisk has the right to do so (or, if Novo Nordisk does not have such right, Novo Nordisk shall use commercially reasonable efforts to promptly obtain the other party’s consent to so assign such agreement to XOMA); and/or (C) transfer to XOMA (or its designee) all relevant and necessary Know-How and materials conceived under this Agreement, provided however, that [*], to enable XOMA or such designee

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

to assume the Manufacture and supply of such Licensed Product and shall provide reasonable technical assistance in connection therewith.  [*].

(ix)Novo Nordisk shall transfer and assign, and shall ensure that its Affiliates transfer and assign, to XOMA, [*] (except if [*]), all Product Marks and internet domain names relating to any Product and any applications therefor (excluding any such marks that include, in whole or part, any corporate name or logos of Novo Nordisk or its Affiliates or sublicensees).  XOMA and its Affiliates and licensees shall have the right to use other identifiers specific to such Product (e.g., Novo Nordisk compound identifiers).  Novo Nordisk shall also transfer to XOMA any in-process applications for generic names for any Licensed Product.

10.6Termination Press Releases.  In the event of termination of this Agreement for any reason and subject to the provisions of Section 9.4, the Parties shall cooperate in good faith to coordinate public disclosure of such termination and the reasons therefor, and shall not, except to the extent required by applicable Laws, disclose such information without the prior approval of the other Party.  The principles to be observed in such disclosures shall be accuracy, compliance with applicable Laws and regulatory guidance documents, and reasonable sensitivity to potential negative investor reaction to such news.

10.7 Survival.  The following provisions shall survive any expiration or termination of this Agreement for the period of time specified: Articles 8, 9, 11 and 12, and Sections 2.6, 5.4, 5.5, 5.6, 5.7, 6.1, 10.5, 10.6 and 10.7 and any of the terms defined in Section 1 which are being referenced in any of the aforementioned surviving sections.

Article 11

Dispute Resolution

11.1Disputes.  The Parties recognize that disputes as to certain matters may from time to time arise during the Term which relate to either Party’s rights and/or obligations hereunder.  It is the objective of the Parties to establish procedures to facilitate the resolution of disputes arising under this Agreement in an expedient manner by mutual cooperation and without resort to litigation.  To accomplish this objective, the Parties agree to follow the procedures set forth in this Article 11 to resolve any controversy or claim arising out of, relating to or in connection with any provision of this Agreement, if and when a dispute arises under this Agreement.

11.2Internal Resolution.  With respect to all disputes arising between the Parties under this Agreement, including, without limitation, any alleged breach under this Agreement or any issue relating to the interpretation or application of this Agreement, if the Parties are unable to resolve such dispute within thirty (30) Business Days after such dispute is first identified by either Party in writing to the other, the Parties shall refer such dispute to the Chief Executive Officers of the Parties (or any senior executive reporting directly to either Party’s Chief Executive Officer) for attempted resolution by good faith negotiations within thirty (30) days after such notice is received. The foregoing shall not prevent either Party from seeking temporary or injunctive relief as it believes necessary, in its sole discretion, to protect its rights in connection with this Agreement.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

11.3Governing Law; Venue and Jurisdiction.  This Agreement shall be governed by the laws of the State of New York, without giving effect to any conflicts of laws principles that would require the application of other law.  Subject to Section 11.2, any dispute, controversy or claim arising out of or related to this Agreement or any breach hereof shall be submitted to a federal court located in the county of New York, State of New York, United States of America.  The Parties hereby consent to the exclusive jurisdiction and venue of such courts and waive any jurisdictional or venue objections to such courts, including without limitation forum non conveniens.

Article 12

Miscellaneous

12.1Entire Agreement; Amendment.  This Agreement, including the Exhibits hereto, sets forth the complete, final and exclusive agreement and all the covenants, promises, agreements, warranties, representations, conditions and understandings between the Parties hereto with respect to the subject matter hereof and supersedes, as of the Effective Date, all prior agreements and understandings between the Parties with respect to the subject matter hereof. There are no covenants, promises, agreements, warranties, representations, conditions or understandings, either oral or written, between the Parties other than as are set forth herein and therein.  No subsequent alteration, amendment, change or addition to this Agreement shall be binding upon the Parties unless reduced to writing and signed by an authorized officer of each Party.

12.2Force Majeure.  Each Party shall be excused from the performance of its obligations under this Agreement to the extent that such performance is prevented by force majeure and the nonperforming Party promptly provides notice of the prevention to the other Party.  Such excuse shall be continued so long as the condition constituting force majeure continues and the nonperforming Party takes reasonable efforts to remove the condition.  For purposes of this Agreement, force majeure shall include conditions beyond the reasonable control of the nonperforming Party, including without limitation, an act of God or terrorism,  war, civil commotion, epidemic, failure or default of public utilities or common carriers, destruction of production facilities or materials by fire, earthquake, storm or like catastrophe.  Notwithstanding the foregoing, a Party shall not be excused from making payments owed hereunder because of a force majeure affecting such Party.  If a force majeure persists for more than ninety (90) days, then the Parties will discuss in good faith the modification of the Parties’ obligations under this Agreement in order to mitigate the delays caused by such force majeure.

12.3Notices.  Any notice required or permitted to be given under this Agreement shall be in writing, shall specifically refer to this Agreement, and shall be addressed to the appropriate Party at the address specified below or such other address as may be specified by such Party in writing in accordance with this Section 12.3, and shall be deemed to have been given for all purposes (a) when received, if hand-delivered or sent by confirmed facsimile or a reputable courier service, or (b) five (5) business days after mailing, if mailed by first class certified or registered airmail, postage prepaid, return receipt requested.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

If to XOMA:

XOMA Corporation
2910 Seventh Street
Berkeley, California 94710
Attention:  Legal Department
Fax: +1 510 644 2011

With a required copy to:

Cooley LLP
3175 Hanover Street
Palo Alto, CA  94304-1130
Attention:   Barbara A. Kosacz
Fax: +1 650 849 7400

If to Novo Nordisk:

Novo Nordisk A/S
Novo Alle
2880 Bagsværd
Denmark
Attn: Head of Business Development

With a required copy to:

Novo Nordisk A/S
Novo Alle
2880 Bagsværd
Denmark
Attn: General Counsel, Legal Department

12.4No Strict Construction.  This Agreement has been prepared jointly with the advice of counsel and shall not be strictly construed against either Party.  Ambiguities, if any, in this Agreement shall not be construed against any Party, irrespective of which Party may be deemed to have authored the ambiguous provision.

12.5Assignment.  Neither Party may assign or transfer this Agreement or any rights or obligations hereunder without the prior written consent of the other, such consent not to be unreasonably withheld, except that a Party may make such an assignment without the other Party’s consent (a) to its Affiliates or (b) to a successor to substantially all of the business of such Party to which this Agreement relates (whether by merger, sale of stock, sale of assets or other transaction). If [*] assigns this Agreement to a Third Party that is [*], [*] shall be entitled to [*], provided that [*]. In addition, if such assignee [*], but [*], the foregoing sentence shall apply [*]  Any permitted successor or assignee of rights and/or obligations hereunder shall, in writing to the other Party, expressly assume performance of such rights and/or obligations.  Any permitted assignment shall be binding on the successors of the assigning Party.  Any assignment or

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

attempted assignment by either Party in violation of the terms of this Section shall be null, void and of no legal effect.

12.6XOMA Change of Control.   XOMA (or its successor) shall provide Novo Nordisk with written notice of any Change of Control of XOMA within two (2) Business Days following the closing date of such transaction. In the event of a Change of Control of XOMA [*], then Novo Nordisk shall have the right, in its sole discretion, by written notice delivered to XOMA (or its successor) at any time during the one hundred eighty (180) days following the written notice, to require any one (1) or more of the following actions: (a) the Parties shall [*] (provided that, for clarity, the successor entity shall [*]), and (b) [*] Change of Control, [*] shall [*] to [*]. Further, upon any occurrence of a XOMA Change of Control [*], Novo Nordisk shall have the right to: (i) [*]; and (ii) [*]. All other provisions of this Agreement shall not be affected by a XOMA Change of Control and shall remain in full force and effect upon such XOMA Change of Control.

12.7Performance by Affiliates.  Each Party may discharge any obligations and exercise any right hereunder through any of its Affiliates.  Each Party hereby guarantees the performance by its Affiliates of such Party’s obligations under this Agreement, and shall cause its Affiliates to comply with the provisions of this Agreement in connection with such performance.  Any breach by a Party’s Affiliate of any of such Party’s obligations under this Agreement shall be deemed a breach by such Party, and the other Party may proceed directly against such Party without any obligation to first proceed against such Party’s Affiliate.

12.8Further Actions.  Each Party agrees to execute, acknowledge and deliver such further instruments, and to do all such other acts, as may be necessary or appropriate in order to carry out the purposes and intent of this Agreement.

12.9Severability.  If any one or more of the provisions of this Agreement is held to be invalid or unenforceable by any court of competent jurisdiction from which no appeal can be or is taken, the provision shall be considered severed from this Agreement and shall not serve to invalidate any remaining provisions hereof.  The Parties shall make a good faith effort to replace any invalid or unenforceable provision with a valid and enforceable one such that the objectives contemplated by the Parties when entering this Agreement may be realized.

12.10No Waiver.  Any delay in enforcing a Party’s rights under this Agreement or any waiver as to a particular default or other matter shall not constitute a waiver of such Party’s rights to the future enforcement of its rights under this Agreement, except with respect to an express written and signed waiver relating to a particular matter for a particular period of time.

12.11Independent Contractors.  Each Party shall act solely as an independent contractor, and nothing in this Agreement shall be construed to give either Party the power or authority to act for, bind, or commit the other Party in any way.  Nothing herein shall be construed to create the relationship of partners, principal and agent, or joint-venture partners between the Parties.

12.12English Language.  This Agreement was prepared in the English language, which language shall govern the interpretation of, and any dispute regarding, the terms of this

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Agreement.  To the extent this Agreement requires a Party to provide to the other Party Information, correspondence, notice and/or other documentation, such Party shall provide such Information, correspondence, notice and/or other documentation in the English language.

12.13Interpretation.  The headings of clauses contained in this Agreement preceding the text of the sections, subsections and paragraphs hereof are inserted solely for convenience and ease of reference only and shall not constitute any part of this Agreement, or have any effect on its interpretation or construction.  All references in this Agreement to the singular shall include the plural where applicable, and all references to gender shall include both genders and the neuter.  Unless otherwise specified, references in this Agreement to any section shall include all subsections and paragraphs in such Section and references in this Agreement to any subsection shall include all paragraphs in such subsection.  All references to days in this Agreement shall mean calendar days, unless otherwise specified.  The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise, (a) any reference to any laws herein shall be construed as referring to such laws as from time to time enacted, repealed or amended; (b) any reference herein to any person shall be construed to include the person’s permitted successors and assigns; (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof; and (d) all references herein to Articles, Sections, Schedules or Exhibits, unless otherwise specifically provided, shall be construed to refer to Articles, Sections, Schedules and Exhibits of this Agreement.

12.14Counterparts.  This Agreement may be executed in one (1) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Remainder of Page Intentionally Blank.

Signature Page Follows.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

In Witness Whereof, the Parties have executed this Agreement in duplicate originals by their duly authorized officers as of the Effective Date.

XOMA Corporation		Novo Nordisk A/S

By:	/s/ Jim Neal	By:	/s/ Peter Kurtzhals

Name:	Jim R. Neal	Name:	Peter Kurtzhals

Title:	COO	Title:	Senior Vice President

By:	/s/ Mads Krogsgaard Thomsen

Name:	Mads Krogsgaard Thomsen

Title:	Executive Vice President

[ ] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Exhibit A

[*]

[ ] = Certain confidential information contained in this document, marked by brackets, is filed with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Exhibit B

XMet Patents

[*]

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Exhibit C

NOVO NORDISK INVOICING TEMPLATE

In order to ensure timely settlement of invoices, you are kindly requested to observe the below guidelines when sending invoices or credit notes to NOVO NORDISK.

All invoices should be sent to:

Novo Nordisk A/S

PO box 1000

DK - 2880 Bagsværd

You may also invoice NOVO NORDISK via email by attaching the invoice as a PDF file, email address: [*]. NOVO NORDISK is unable to process invoices sent by telefax.

All invoices must include the following information:

•	Full name and NOVO NORDISK initials of the Project Director for NOVO NORDISK: [*]

•	It must be clearly stated that the document is an invoice
•	A reference to the NOVO NORDISK agreement ID CMS 444617
•	Value Added Tax number or Federal ID/registration number
•	Bank information, including International Bank Account Number:

1. International Bank Account Number :

2. Bank Name: The name of beneficiary's bank:

3. Bank Address: The address of beneficiary's bank:

4. Bank Key #: ABA/Routing/Fedwire/Transit number/Sort Number

5. Swift: Swift code

6. Account Name: Under what name beneficiary's bank account is open:

7. Account Number: Number of beneficiary's bank account and/or IBAN code, which is applicable in all EU countries.

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Exhibit D

[*]

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Exhibit E – Press release

November 24, DRAFTv14-- final– Not for Distribution

XOMA Announces License Agreement with Novo Nordisk for XMetA Program in Diabetes

•	Novo Nordisk acquires exclusive global rights to XMetA program for the treatment of diabetes
•	XOMA retains commercialization rights for rare disease indications
•	$5.0 million upfront payment
•	Agreement includes up to $290.0 million in additional potential milestone payments
•	XOMA is entitled to tiered royalties

Berkeley, Calif., Month Date, 2015 – XOMA Corporation (Nasdaq: XOMA), a leader in the discovery and development of therapeutic antibodies, announced today it has exclusively licensed the global development and commercialization rights to its XMetA program of allosteric monoclonal antibodies that up-regulate the insulin receptor to Novo Nordisk A/S. Under the terms of the agreement, XOMA retains commercialization rights for rare disease indications. Novo Nordisk has an option  to add these additional rights in rare diseases to its license. XOMA will receive $5.0 million in the form of an upfront payment, and the agreement includes up to $290.0 million in additional potential development, regulatory, and commercial milestones (excluding potential option payments). In addition, XOMA is eligible to receive tiered royalties on product sales.

“Novo Nordisk is recognized globally as the leader in the development of therapies to treat diabetes mellitus. They have the expertise to further develop these first-in-class insulin receptor activators, discovered by XOMA’s scientists,” stated Jim Neal, Senior Vice President and Chief Operating Officer of XOMA. “Our corporate strategy is to develop novel therapeutics for endocrine diseases, particularly those that are considered rare, and we were able to structure the agreement with Novo Nordisk to retain commercialization rights of the XMetA program for rare indications.”

“XOMA’s scientists probed the insulin receptor in order to identify a novel way of treating type 2 diabetes mellitus.  Their work resulted in the XMetA program, a series of novel, fully human, high affinity, allosteric monoclonal antibodies that are partial agonists of the insulin receptor.  Over the past few years, we have made significant progress in understanding the pharmacology of the compounds in this program,” stated Paul Rubin, MD, Senior Vice President Research and Development and Chief Medical Officer at XOMA.  “In vitro data have shown the lead compound in the XMetA program mimics insulin’s glucose regulatory functions, but none of its mitogenic actions. Most recently, weekly subcutaneous treatment with the lead molecule in the XMetA program in a clinically relevant animal model of diabetes resulted in robust decreases in hyperglycemia without hypoglycemia and weight gain, along with a significant absolute reduction in HbA1c of 1.2 percent.  These findings have been peer-reviewed and are published in November 2015 online Journal of Pharmacology and Experimental

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Therapeutics. They provide greater confidence in the development potential of XMetA as a first-in-class pharmacotherapy with broad utility in type 2 diabetes.”

About XMetA Program

Conventional monoclonal antibodies bind at the ligand-receptor binding site to provide either complete activation or inhibition. However, many receptors also have sites, termed allosteric sites, binding to which modulates the ligand-receptor interaction. XOMA developed proprietary methods for identifying allosteric modulating monoclonal antibodies using its ModulX™ technology platform and focuses part of its research effort towards the discovery of these types of antibodies. The compounds in the XMet programs, which include the licensed XMetA antibodies and XOMA’s 129 and 358, are fully human, high-affinity, allosteric monoclonal antibodies that selectively modulate the insulin receptor (INSR).

XMetA antibodies bind with high-affinity to the INSR and have glucoregulatory activity, as well as reduce hypoglycemia and weight gain in preclinical models of diabetes. The antibodies are partial INSR agonists as they do not upregulate INSR activity to the same extent as insulin. Structurally unrelated to insulin, XMetA antibodies bind the INSR at a different site than insulin and do not significantly interfere with insulin binding.

About Novo Nordisk

Novo Nordisk is a global healthcare company with more than 90 years of innovation and leadership in diabetes care. This heritage has given its experience and capabilities that also enable it to help people defeat other serious chronic conditions: haemophilia, growth disorders and obesity. Headquartered in Denmark, Novo Nordisk employs approximately 40,300 people in 75 countries and markets its products in more than 180 countries. Novo Nordisk’s B shares are listed on Nasdaq Copenhagen (Novo-B). Its ADRs are listed on the New York Stock Exchange (NVO). For more information, visit www.novonordisk.com.

About XOMA Corporation

XOMA Corporation is a leader in the discovery and development of therapeutic antibodies. The Company's innovative product candidates result from the Company's expertise in developing ground-breaking monoclonal antibodies, including allosteric antibodies, which have created new opportunities to potentially treat a wide range of human diseases.  XOMA's scientific research has produced a portfolio of six endocrine assets, each of which has the opportunity to address multiple indications. The Company’s lead product candidate, XOMA 358, is an allosteric monoclonal antibody that reduces insulin receptor activity, which could have a major impact on the treatment of hyperinsulinism. The Company recently initiated Phase 2 development activities for XOMA 358 in patients with congenital hyperinsulinism. Additionally, XOMA is developing gevokizumab (IL-1 beta modulating antibody) in an ongoing Phase 3 program enrolling patients with pyoderma gangrenosum, a rare ulcerative skin condition.  For more information, visit www.xoma.com.

Forward-Looking Statements

Certain statements contained in this press release including, but not limited to, statements related to therapeutic potential of our product candidates, anticipated timing of clinical trials, anticipated timing of the release of clinical data, the anticipated process of clinical data analysis, the anticipated receipt by

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

XOMA of royalty or milestone payments, cost savings and anticipated cost savings and capital reserves and cost saving activities or statements that otherwise relate to future periods are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements are based on assumptions that may not prove accurate, and actual results could differ materially from those anticipated due to certain risks inherent in the biotechnology industry and for companies engaged in the development of new products in a regulated market. Potential risks to XOMA meeting these expectations are described in more detail in XOMA's most recent filing on Form 10-K and in other SEC filings. Consider such risks carefully when considering XOMA's prospects. Any forward-looking statement in this press release represents XOMA's views only as of the date of this press release and should not be relied upon as representing its views as of any subsequent date. XOMA disclaims any obligation to update any forward-looking statement, except as required by applicable law.

# # #

XOMA Contacts:

         Company and Investor Contacts:

         Ashleigh Barreto

         510-204-7482

         barreto@xoma.com

         Juliane Snowden

         The Oratorium Group, LLC

         jsnowden@oratoriumgroup.com

         Media Contact:

         Ryan Flinn, W2O Group

         415-946-1059

        rflinn@w2ogroup.com

[*] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.